  As filed with the Securities and Exchange Commission on September 23, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                   L90, INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                               7310                            95-4761069
   (State or other jurisdiction         (Primary standard industrial              (IRS employer
 of incorporation or organization)      classification code number)           identification number)

                                ---------------

                    2020 Santa Monica Boulevard, Suite 400
                        Santa Monica, California 90404
                                (310) 315-1199
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                                ---------------

                                 John C. Bohan
                      President & Chief Executive Officer
                                   L90, Inc.
                    2020 Santa Monica Boulevard, Suite 400
                        Santa Monica, California 90404
                                (310) 315-1199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

           Robert A. Miller, Jr., Esq.                           Richard A. Fink, Esq.
               Peter M. Huie, Esq.                               Allen Z. Sussman, Esq.
      Paul, Hastings, Janofsky & Walker LLP                      Michael W. Chou, Esq.
             555 South Flower Street                        Brobeck, Phleger & Harrison LLP
          Los Angeles, California 90071                          550 South Hope Street
                  (213) 683-6000                             Los Angeles, California 90071
                                                                     (213) 489-4060

                                ---------------

               Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                    Proposed
                                       Amount       Maximum        Amount of
      Title of each Class of           to be       Aggregate      Registration
    Securities to be Registered      Registered  Offering Price       Fee
------------------------------------------------------------------------------
Common Stock, $.001 par value per
 share............................                $69,000,000(1)    $19,182
------------------------------------------------------------------------------
Common Stock, $.001 par value per
 share............................  3,218,234(2)  $ 9,847,796(3)    $ 2,738(3)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) This Registration Statement also covers the resale under a separate prospectus by certain stockholders of the Registrant of up to 3,218,234 shares of Common Stock to be issued to such stockholders upon the exercise of warrants and conversion of their Series C Preferred Stock.
(3) Maximum offering price and amount of registration fee is based on the conversion price of Series C preferred stock and the exercise price of warrants pursuant to Rule 457(i).

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Explanatory Note

  This Registration Statement contains a prospectus to be used in connection with the initial public offering of the Registrant's common stock through the underwriters named on the cover page of that prospectus (the "IPO Prospectus"). The Registrant is contractually obligated to register on this Registration Statement the resale of up to 3,218,234 shares (the "Registrable Securities") of its common stock issuable upon (i) conversion of the Registrant's Series C preferred stock upon the closing of the offering contemplated by the IPO Prospectus into 1,307,190 shares of common stock, and (ii) the exercise of warrants to acquire up to 1,911,044 shares of common stock. Consequently, this Registration Statement contains a second prospectus to cover these possible resales (the "Resale Prospectus") by certain of the Registrant's stockholders (the "Selling Stockholders"). The IPO Prospectus and the Resale Prospectus are substantively identical, except for the following principal points:

  .they contain different outside and inside front covers;

  .they contain different offering sections in the prospectus summaries;

  .they contain different Use of Proceeds sections;

  .the Dilution section is deleted from the Resale Prospectus;

  .a Selling Stockholder section is included in the Resale Prospectus;

  . references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

  . the Underwriting section from the IPO Prospectus is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

  . the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters; and

  . the outside back cover of the IPO Prospectus is deleted from the Resale Prospectus.

  The Registrant has included in this Registration Statement, after the financial statements, alternate pages to reflect the foregoing differences.

  Notwithstanding the Resale Prospectus, the Selling Stockholders have agreed
(i) that they will not sell any of the Registrable Securities until 180 days after the commencement of the offering contemplated in the IPO Prospectus (the "Commencement Date"), at which time they may sell up to one-half of their Registrable Securities, and (ii) commencing 270 days after the Commencement Date, they may sell all of their Registrable Securities. Therefore, the Resale Prospectus contemplated hereby will not be used until at least six months after the Commencement Date. The Registrant anticipates that, prior to that time, it will file a post effective amendment covering the Resale Prospectus, or an amended prospectus or prospectus supplement pursuant to Rule 424.

     [DESCRIPTION OF ARTWORK]

Images of the different screens from L90, Inc.

INSIDE FRONT COVER

     The left side of the inside front cover of the prospectus will picture twenty-four screens from Web sites containing previous advertising campaigns served by us. The right side of the inside front cover will list several of our Web publishing clients under the title: Network of Premium Web Properties including .... The list will contain the following names: Ain't It Cool News,
Alloy Online, Athlete Direct, Big Yellow, CarPrices.com, click2send, eMachines, Fitness Online, Freei.net, Hollywood.com, Infonautics Network, iWare, JobsOnline, Kanoodle.com, LiquidAudio, MaMaMedia, Scoops Wrestling Network, Small World, SpeedyClick.com, Sportspage.com, StarChefs, TargetMatch.com, whatis.com and WinSite. Additionally, the inside front cover will list certain of our advertising clients under the title: Over 450 Advertising Clients
Including .... This list will contain the following names: Amazon.com,
Ameritech, Charles Schwab, Dell, Excite@Home, Ford, FTD, IBM, Intel, iVillage, LAUNCH, Levi's Strauss, Microsoft, OshKosh B'Gosh, Procter & Gamble, Sprint, Starbucks, Tickets.com, United Airlines, Visa and Women.com. The upper left corner of the inside front cover will contain the words: L90 Internet Advertising Solutions, and the right top corner will contain the words: admonitor. The back round of the inside front cover will contain a picture of our logo.

INSIDE GATEFOLD (two pages)

The Gatefold describes and illustrates various of our client's Web pages containing our advertising campaigns. The following text runs across the top of both Gatefold pages:

Internet Advertising Solutions - L90 Internet Advertising Solutions go "beyond the banner" to leverage the capabilities of the Internet by incorporating: co-branding with premium Web sites, contextual sponsorships, targeting based upon user interests and characteristics, rich media, real-time reporting and campaign management.

     [L90 Logo]

First Page of Gatefold

[Picture of OshKosh B'Gosh "Genuine Girl" Web page] with the following description:

OshKosh B'Gosh "Genuine Girl"

An interactive solution created to promote the OshKosh B'Gosh "Genuine Girl" brand on MaMaMedia. This custom tailored Stamps & Stamps activity allows children to create their own "Genuine Girl" interactive stickers by dragging and pasting rich media items, such as talking girls and fluttering butterflies on to a virtual sticker.

[Picture of tickets.com Web page] with the following description:

"The Big Game" with Tickets.com

An advertising solution developed to build brand awareness for Tickets.com, generate ticket sales and acquire a qualified user database. The Tickets.com sponsorship program incorporates a combination of content integration, contextual offers, co-branded microsites and sweepstakes elements.

[Picture of iVillage.com Web page] with the following description:

iVillage Cross Promotional Print/Online Campaign

An integrated sponsorship created to help iVillage grow its user base and reach a broad cross-section of women. The campaign incorporates placements in online and offline media properties of Weider publications including Shape magazine, Shape Online and Fitness Online.

Second Page of Gatefold

[Picture of Shop the Seasons Web page] with the following description:

Shop the Seasons Syndicated Sponsorship

A syndicated shopping guide and direct marketing solution that was designed, developed and engineered by L90. Utilizing the reach of the L90 network, this syndicated microsite features a selection of unique gift suggestions that are optimized according to each advertiser's objectives. The shopping guide enables advertisers to build a qualified database by offering consumers an opportunity to submit their address and "opt-in" to receive future promotional offers.

[Picture of rock n'roll jeans factory Web page] with the following description:

Levi's Rock n'Roll Jeans Factory

An advertising vehicle created to roll out the Levi's e-commerce Web site to Levi's target audience. This contextual sponsorship includes a co-branded micro-store embedded within a leading e-commerce site's content.

[Picture of LAUNCH Free Trial Offer Web page] with the following description:

LAUNCH Trial Offer

A response-driven marketing solution designed to reach a diverse group of users and offer them a trial subscription to LAUNCH on CD-ROM. The program utilizes direct marketing components such as pop-up boxes, download interstitials, sweepstakes and other opt-in opportunities, all of which are designed to invite users to "opt-in" to receive three trial issues of LAUNCH on

CD-ROM

[Picture of Visa on Music Boulevard Web page] with the following description:

Visa on Music Boulevard

A "beyond the banner" campaign designed to strengthen the Visa brand, reinforce current customer loyalty and increase Visa's overall market share. This "Preferred Card" sponsorship provides Visa with placement throughout this e-commerce site, positions Visa as the default payment method and offers customers a coupon for changing their payment method to Visa.

INSIDE BACK COVER

        The inside back cover of the prospectus has a flow chart illustrating our ad delivery and tracking technology using our adMonitor service. Across the top of the page are the following words:

adMonitor - Ad serving and tracking technology

L90's robust, flexible and scaleable serving and tracking technology is the platform for all L90 advertising solutions.

In the bottom left hand corner of the inside back cover is the L90 admonitor logo.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999

PROSPECTUS

                                    Shares

                                 [LOGO OF L90]

                                 Common Stock

  This is an initial public offering of common stock of L90, Inc. L90 expects
that the public offering price will be between $     and $     per share.

  We have applied to have our common stock listed for trading and quotation on the Nasdaq National Market under the symbol "LNTY."

  Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                                                                  Per
                                                                  Share   Total
Public offering price............................................ $       $
Underwriting discounts and commissions........................... $       $
Proceeds, before expenses, to L90 ............................... $       $

  The underwriters may also purchase up to an additional     shares of common
stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 1999.

                                --------------

SG COWEN

                      BANC OF AMERICA SECURITIES LLC

                                                         WIT CAPITAL CORPORATION

     , 1999

TABLE OF CONTENTS



                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Forward-Looking Statements..........   16
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Selected Financial Data.............   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   20
Business............................   27

                                                                            Page
                                                                            ----
Management.................................................................  42
Related Party Transactions.................................................  47
Principal Stockholders.....................................................  50
Description of Capital Stock...............................................  52
Shares Eligible for Future Sale............................................  56
Certain U.S. Tax Consequences to Non-U.S. Holders..........................  58
Underwriting...............................................................  62
Legal Matters..............................................................  64
Experts....................................................................  64
Where You Can Find More Information........................................  64
Index to Financial Statements.............................................. F-1

                              ------------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                              ------------------

  Until     , 1999 (25 days after commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors."

  We are a leading provider of comprehensive online advertising and direct marketing solutions for advertisers and Web publishers. We design, develop and implement sophisticated "beyond the banner" advertising campaigns featuring sponsorships, co-branding, content integration, rich media and other innovative marketing techniques that we believe are more effective than traditional banner ad campaigns. Our sales force and creative design team work closely with our advertising clients to create dynamic marketing campaigns that enable them to achieve their strategic objectives. Furthermore, our adMonitor technology offers advertisers and Web publishers the ability to selectively target ads to Web users based upon their specific interests and characteristics. adMonitor also enables advertisers to track, measure and manage the effectiveness of their ad campaigns in real time. We believe that our solutions enable:

  . Advertisers to leverage the unique capabilities of the Internet to communicate their messages, obtain high response rates and achieve a higher return on ad spending; and

  . Web publishers to realize increased ad sales, improved pricing for their ad inventory and more efficient ad inventory management.

  We represent a network of select Web publishers featuring sites with strong online brand awareness and innovative content such as Alloy Online, Big Yellow, Hollywood.com and Liquid Audio. Over 450 advertisers, including Ford Motor Company, iVillage, Microsoft, Netscape, Procter & Gamble and Visa, have utilized our solutions.

  We believe that the growth of the Internet is driving advertisers to devote an increasing portion of their overall advertising and marketing budgets to online advertising and direct marketing. Forrester Research estimates that worldwide Internet advertising spending was approximately $3.3 billion in 1998 and will increase to approximately $24.1 billion by 2003. Moreover, the Direct Marketing Association estimates that worldwide expenditures for online direct marketing campaigns will grow from $603 million in 1998 to approximately $5.3 billion in 2003. Online advertisers are increasingly demanding effective advertising campaigns that go beyond traditional banner ads and incorporate enhanced features such as sponsorships, co-branding, content integration and rich media. eStats estimates that sponsorships will grow from approximately 40% of total online advertising in 1998 to approximately 58% in 2001. We believe that our focus on creating innovative sponsorship-driven advertising campaigns, our in-depth industry knowledge and our robust adMonitor technology enable us to provide our clients with fully-outsourced solutions that meet their complex and evolving needs.

  Our objective is to be the leading provider of comprehensive online advertising and direct marketing solutions. The following are key elements of our strategy:

  .  Capture a greater share of online advertising budgets;

  .  Grow our sales and marketing organization;

  .  Selectively expand our network of Web publishers;

  .  Enhance and expand our adMonitor technology;

  . Develop, deploy and leverage our library of creative marketing solutions; and

  .  Expand our direct marketing capabilities.

  Our business began in January 1997 as a proprietorship of one of our founders, John C. Bohan. We changed our form of operations in May 1997 to a California limited liability company known as John Bohan & Associates, LLC. We initially conducted business under the name AdNet Strategies, and in January 1998, we incorporated under the name AdNet Strategies, Inc. in California and elected S-corporation status. In December 1998, we changed our name to Latitude 90, Inc. and became a C-corporation. We reincorporated in Delaware as L90, Inc. in September 1999. Our principal executive offices are located at 2020 Santa Monica Boulevard, Suite 400, Santa Monica, California 90404. Our telephone number at that location is (310) 315-1199. Our Web address is www.L90.com. Information contained on our Web site does not constitute part of this prospectus. References in this prospectus to "the Company," "L90," "we," "our," and "us" refer to L90, Inc. and its predecessor businesses and entities.

  Unless otherwise indicated, all information in this prospectus:

  . reflects the automatic conversion of all 2,000 shares of Series A preferred stock, 4,107,044 shares of Series B preferred stock and 1,307,190 shares of Series C preferred stock into 7,914,234 shares of common stock upon completion of this offering;

  .  reflects the cashless exercise of warrants to acquire      shares of
     common stock with a weighted average exercise price of $3.23 per share;

  . excludes options and warrants outstanding as of August 31, 1999, to purchase 3,962,490 shares of common stock with a weighted average exercise price of $1.70 per share; and

  .  assumes no exercise of the underwriters' over-allotment option.

                                  The Offering

  The following information excludes 3,962,490 shares of common stock issuable upon the exercise of stock options and warrants outstanding as of August 31, 1999, with a weighted average exercise price of $1.70 per share.

 Common Stock we are offering........................              shares

 Common Stock to be outstanding after this offering..              shares

 Underwriters' over-allotment option.................              shares

 Use of Proceeds..................................... We intend to use the net proceeds of this offering
                                                      for general corporate
                                                      purposes, including
                                                      working capital,
                                                      information technology
                                                      investments, sales and
                                                      marketing efforts and
                                                      potential acquisitions.
                                                      See "Use of Proceeds."

 Proposed Nasdaq National Market Symbol.............. "LNTY"

                                  ------------

                             Summary Financial Data
                     (in thousands, except per share data)

  The following summary financial data is derived and qualified in its entirety by our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       Period from
                                        Inception
                                       (January 5,                 Six Months
                                      1997) through  Year Ended  Ended June 30,
                                      December 31,  December 31, --------------
                                          1997          1998      1998   1999
                                      ------------- ------------ ------ -------
                                                                  (unaudited)
Statement of Operations Data:
System revenue......................     $4,210        $8,024    $3,376 $ 5,796
                                         ======        ======    ====== =======
Revenue.............................     $1,160        $2,189    $  921 $ 1,949
Gross profit........................      1,160         2,189       921   1,640
Operating income (loss).............        307          (306)       38  (1,897)
Net income (loss) attributable to
 common stockholders................     $  310        $ (313)   $   41 $(1,942)
                                         ======        ======    ====== =======
Pro forma basic and diluted net loss
 per share(1).......................     $             $         $      $
                                         ======        ======    ====== =======
Weighted average shares outstanding
 used in pro forma basic and diluted
 per share calculation(1)...........
                                                       ======           =======

                                                             June 30, 1999
                                                         ---------------------
                                                                  Pro Forma
                                                         Actual As Adjusted(1)
                                                         ------ --------------
                                                              (unaudited)
Balance Sheet Data:
Cash and cash equivalents............................... $  972     $
Current assets..........................................  3,444
Total assets............................................  3,933
Long-term capital lease obligations, net of current
 portion................................................    271
Total stockholders' equity .............................    191

--------
(1) The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 1999 (except the pro forma data, which assume
    the cashless exercise of warrants to acquire       shares of common stock).
    As of June 30, 1999, there were options and warrants outstanding to purchase a total of 2,052,890 shares of common stock with a weighted average exercise price of $1.01 per share.

                                  RISK FACTORS

  You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Our prospects are difficult to forecast because we have only been operating our business since January 1997

  We began our business in January 1997 and have a brief operating history. Therefore, we lack sufficient historical financial and operating data on which to adequately forecast future operating results. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as online advertising. If we are unsuccessful in addressing these risks, our business, results of operations and financial condition may suffer. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.

We have a history of losses and expect to incur substantial losses in the future

  We incurred net losses of approximately $1.9 million for the six months ended June 30, 1999 and $290,000 for the year ended December 31, 1998. We expect to continue to incur substantial net losses for the foreseeable future due to a high level of planned operating expenditures. We are making these expenditures in anticipation of higher revenue, but there will be a delay in realizing higher revenue even if we are successful. If we do not succeed in substantially increasing our revenue, our losses may continue indefinitely and would likely increase. In addition, we cannot assure you that we will return to profitability. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.

Our quarterly operating results may fluctuate, which may make it difficult to forecast our future performance and may result in volatility in our stock price

  Although we intend to increase our spending and investment to support our planned growth, our revenue, and some of our costs, will be much less predictable. This unpredictability will likely result in significant fluctuations in our quarterly results. Therefore, you should not rely on quarter-to-quarter comparisons of results of operations as an indication of our future performance. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts may have difficulty in accurately forecasting our results. If our operating results are below market expectations, the price of our common stock will likely decline.

  The following are among the factors that could cause significant fluctuations in our operating results:

  .  market acceptance of the Internet as an advertising medium;

  .  delay or cancellation of advertising contracts;

  .  expiration or termination of contracts with Web publishers;

  .  introduction of new or enhanced services by us or our competitors;

  . system outages, delays in obtaining new equipment or problems with upgrades;

  .  disruption or impairment of the Internet;

  .  changes in our pricing policies or those of our competitors;

  .  seasonality in the demand for advertising;

  .  changes in government regulation of the Internet; and

  . general economic and market conditions, as well as economic and market conditions specific to the Internet.

If we do not effectively manage our growth, our business, results of operations and financial condition could suffer

  Our success depends in part on our ability to manage our growth and expansion. We have grown to 94 full-time and three part-time employees as of August 31, 1999 from 33 full-time and three part-time employees as of December 31, 1998. We plan to continue to expand our sales, marketing, technology and administrative organizations. This anticipated future expansion may place a significant strain on our managerial, operational and financial resources. In addition, we will need to continue to improve our financial and managerial controls, enhance our reporting systems and procedures and expand, train and manage our work force. Our business, results of operations and financial condition may suffer if our growth and expansion is not effectively managed.

If we are unable to attract and retain sales and client service personnel, or if we are unable to adequately train our sales personnel in a timely manner, our business and future revenue growth could suffer

  Our future success depends on our ability to identify, recruit, train, integrate and retain qualified sales and marketing, managerial and technical personnel. We anticipate the need to hire a significant number of personnel to achieve our growth objectives. Competition for these personnel is intense. The inability to attract, integrate and retain the necessary sales, marketing, technical and administrative personnel could cause our business, results of operations and financial condition to suffer.

If adMonitor is not effective, our relationships with our advertising clients may be harmed

  Because our adMonitor technology is relatively new, we cannot assure you that the use of our adMonitor services will remain effective in serving, targeting and tracking advertisements or other marketing and promotional activities. Our revenue would be adversely affected if advertisers do not perceive that the use of our adMonitor services will improve the effectiveness of their marketing campaigns.

A small number of Web publishers accounts for a substantial percentage of our advertising revenue

  For the six months ended June 30, 1999, our top five Web publishers accounted for approximately 50% of our revenue, and our top three Web publishers accounted for approximately 35% of our revenue. For the year ended December 31, 1998 our top five Web publishers accounted for approximately 61% of our revenue, and our top three Web publishers accounted for approximately 51% of our revenue. Our contracts with Web publishers, including these top Web publishers, are generally one year in duration and can be terminated by either party with as little as 30 days notice. We cannot assure you that any of our Web publishers will continue their relationships with us. Additionally, we may lose Web publishers as a result of acquisitions or as a result of the discontinuation of operations of any of our Web publishers. For example, Four11, Inc. terminated its contract with us after it was acquired by Yahoo!. Furthermore, we cannot assure you that we would be able to replace a departed or acquired Web publisher with another Web publisher with comparable traffic patterns and demographics, if at all. Therefore, our failure to develop and sustain long-term relationships with Web publishers or the reduction in traffic of a current Web publisher in our network could limit our ability to generate advertising revenue.

A limited number of advertisers accounts for a significant percentage of our revenue

  For the six months ended June 30, 1999, revenue from our five largest advertisers accounted for 27.0% of our revenue. No single advertiser accounted for over 10.0% of our revenue for the six months ended June 30, 1999 or for the year ended December 31, 1998. However, our largest advertiser accounted for 17.4% of our revenue for the year ended December 31, 1997. Advertisers typically purchase advertising under purchase order agreements that run for a limited period of time. We cannot assure you that our top advertisers or our other advertisers will continue their relationships with us. The loss of one or more of the advertisers that represent a significant portion of our revenue could cause our business, results of operations and financial condition to suffer. In addition, our contracts with Web publishers require us to bear the risk of non-payment of advertising fees from advertisers. Accordingly, the non-payment or late payment of amounts due to us from a significant advertiser could cause our financial condition to suffer.

Our business may suffer if the Internet is not increasingly accepted as an effective advertising medium

  If the online advertising market does not develop further, or develops more slowly than expected, we may not generate enough advertising revenue to return to profitability. Since we expect to derive substantially all of our revenue in the foreseeable future from online advertising, our future success is highly dependent on the increased use of the Internet as an advertising medium. Online advertising is relatively new and rapidly evolving, and its effectiveness, compared to traditional media, is uncertain. Widespread use of online advertising depends upon businesses accepting a new way of marketing their products and services. Businesses may view online advertising as undesirable or less effective for promoting their products and services relative to traditional advertising media. In addition, the widespread adoption of technologies that permit Internet users to block advertisements on Web sites could inhibit the growth of the Internet as an advertising medium.

If electronic commerce does not grow, or grows more slowly than expected, our business may suffer

  Our success depends in part on market acceptance of electronic commerce. A number of factors outside of our control could prevent this acceptance, including the following:

  . the necessary network infrastructure for substantial growth in usage of the Internet may not develop adequately;

  . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

  . negative publicity and consumer concern surrounding the security of transactions could impede the growth of electronic commerce.

  If electronic commerce does not grow due to any of the above factors, or any other factor, our business may he harmed.

Failure of our technology and computing systems could harm our business

  The continuing and uninterrupted performance of our servers and networking hardware and software infrastructure is critical to our business. Any system failure that causes interruptions in our ability to service our customers, including failures that affect our ability to deliver advertisements without significant delay to the viewer, could reduce customer satisfaction and, if sustained or repeated, could harm our business. Further, an increase in the volume of advertising delivered through our servers could strain the capacity of our hardware and software, which could lead to slower response times or system failures. If we do not effectively address any capacity constraints, our business, results of operations and financial condition may suffer.

We depend on a stable Web infrastructure

  The Internet may not in the future be a viable commercial marketplace because of inadequate development of the necessary infrastructure, slow development of complementary products, including high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it by its users. If the necessary infrastructure or complementary products are not developed, our business, results of operations and financial condition may suffer.

We may be unable to respond to rapid changes in technology and the Internet

  The market for online products and services is subject to rapid change and characterized by evolving industry standards and frequent introductions of new technological developments. These new standards and technological developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove to be difficult or impossible for us. Any failure to keep pace with the introduction of new standards and technological developments on a cost-effective basis could harm our business, results of operations and financial condition.

Many competitors have substantial competitive advantages that may make it more difficult for us to retain our existing advertisers and Web publishers and to attract new advertisers and Web publishers

  The markets for online advertising, direct marketing and ad serving and tracking technology are intensely competitive. We compete with television, radio, cable and print for a share of advertisers' total advertising budgets. We also compete with large Web publishers and Web search engine companies, such as America Online, Excite@Home, Infoseek and Yahoo!, for the online advertising budgets of advertisers. In addition, we compete with various Internet advertising networks, such as 24/7 Media, DoubleClick and Flycast Communications. In marketing our adMonitor products and services to Web publishers and advertisers, we also compete with providers of ad serving technology, database management and related services, including AdForce, DoubleClick, Engage Technologies and NetGravity. Many of our current and potential competitors enjoy competitive advantages over us, including significantly greater financial, technical and marketing resources. They may also enjoy significantly greater brand recognition and substantially larger bases of Web site clients and advertisers. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in client requirements. Our competitors may also have a significantly greater ability to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, advertisers and Web publishers. Further, we cannot assure you that our competitors will not develop online products and services that are equal to or superior to our products and services or that achieve greater market acceptance than our products and services. We cannot assure you that we will be able to compete successfully against existing or potential competitors or that competitive pressures will not cause our business, results of operations and financial condition to suffer. Please see "Business -- Competition."

We may not be successful in acquiring and integrating new technologies and businesses

  We intend to acquire and make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make any potential acquisition or investment on commercially acceptable terms. Moreover, we may have difficulty integrating any acquired businesses, products, services or technologies into our operations. These difficulties could disrupt our business, distract our management and employees and increase our expenses. In addition, we may incur debt or issue equity securities to fund any future acquisitions. The issuance of equity securities could be dilutive to existing stockholders.

If we are unable to safeguard the security and privacy of our information, our business may suffer

  Our technical infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. Weaknesses or vulnerabilities in the Internet, a user's personal computer or in our services could compromise the confidential nature of information transmitted over the Internet. These factors could require us to devote significant financial and human resources to protect against future breaches and alleviate or mitigate problems caused by security breaches. Security breaches could result in financial loss, litigation and other liabilities, any of which could cause our business, results of operations and financial condition to suffer.

Government regulation may affect our ability to gather, generate or use information for profiles and may hinder our ability to conduct business

  The legal and regulatory environment governing the Internet and the use of information about Web users is uncertain and may change. Web sites typically place small files of information, commonly known as cookies, on a Web user's hard drive, generally without the user's knowledge or consent. Although it is possible to modify a Web user's Internet browser software to prevent the placement of cookies, few users currently choose to do so. Our adMonitor tracking technology currently uses cookies to collect data about a Web user's movement through the Internet. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and restricting the collection of personal data through the use of cookies. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of personal data from Internet users and additional similar bills are being considered during the current congressional session. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and the use of specific personal information regarding

Internet users. In addition, Germany and other European Union member countries have imposed their own laws protecting data that can become personally identifiable through subsequent processing. Other countries have enacted, or are considering, limitations on the use of personal data as well. The effectiveness of our technology could be impaired by any limitation in the use of cookies or the collection of personal data, and consequently, our business, results of operations and financial condition could be harmed.

  A number of laws and regulations have been, and in the future may be, adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. This legislation could inhibit the growth in the use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global accessibility of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities and our customers. Any of these developments could cause our business, results of operations and financial condition to suffer.

Any failure by us to protect our intellectual property could harm our business and competitive position

  We generally protect our intellectual property through a combination of trademark, trade secret and copyright laws, confidentiality agreements with our employees and third parties, and license agreements with consultants, vendors and clients. We have filed applications for several trademarks in the United States. We cannot assure you that any of our trademark applications will be approved. Even if these applications are approved, the trademarks may be successfully challenged by others or invalidated. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We may not have adequate remedies for any breach of confidentiality agreements, and our trade secrets may otherwise become known or independently developed by competitors. Please see "Business -- Intellectual Property Rights" for more information.

  DoubleClick was recently awarded a patent on certain aspects of its ad delivery technology. The DoubleClick patent may cover technology we use in our advertising solutions. If we are unable to distinguish our technology from the technology covered under the DoubleClick patent or if the DoubleClick patent is not invalidated, we may be limited in our ability to use our technology or may be required to license the use of technology from DoubleClick. If this situation were to occur, we cannot assure you that we would be able to enter into a licensing agreement with DoubleClick on commercially reasonable terms, if at all. Furthermore, other third parties may have or may in the future be granted patents that cover our technology. We may be limited in our ability to use our technology without licenses from these third parties, which may not be available on commercially reasonable terms, if at all.

We may be liable for content available or posted on the Web sites of our publishers

  We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, result in costly litigation or divert management's attention.

Our planned international expansion may be affected by factors beyond our control

  We are currently evaluating the initiation of operations in selected international markets. This potential expansion could occur through internal growth, acquisition, or both. To date, we have not deployed international versions of our products and services. Expansion into international markets will require substantial resources and attention from management. We have no experience in international operations and may not be able to compete effectively in international markets. We may face numerous risks inherent in conducting business internationally, such as:

  .  the impact of recessions in economies outside the United States;

  . changes in domestic regulatory requirements, as well as differences between domestic and foreign regulatory requirements;

  . export restrictions, including export controls relating to encryption technology;

  .  reduced protection for intellectual property rights in some countries;

  .  potentially adverse tax consequences;

  .  difficulties and costs of staffing and managing foreign operations;

  .  problems associated with any acquisitions we might pursue;

  .  foreign political and economic instability;

  .  tariffs and other trade barriers;

  .  fluctuations in currency exchange rates; and

  .  seasonal reductions in business activity.

  Our failure to address these risks adequately may cause our business, results of operations and financial condition to suffer.

Our business may suffer if we lose key employees

  Our performance and future success is substantially dependent on the continued service of our executive officers and other key employees, all of whom are employed on an at-will basis. Given our early stage of development, we are dependent on our ability to retain and motivate highly qualified personnel, especially our management, technical and business development executives and other key employees. The loss of the services of one or more of our executive officers or other key employees would likely cause our business, results of operations and financial condition to suffer. Please see "Management."

Projections in this prospectus relating to the growth of e-commerce and the Internet are based on assumptions that could turn out to be incorrect, and actual results could be materially different from these expected results

  This prospectus contains various third-party data and projections, including those relating to revenue generated by e-commerce, the number of Internet users and the amount spent on Internet advertising and direct marketing. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. Actual results or circumstances may be materially different from the projections. Any difference could cause our business, results of operations and financial condition to suffer. These data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them.

Potential Year 2000 risks may adversely affect our business

  We may have substantial exposure to the Year 2000 problem, both with our own systems and with systems we do not control. The Year 2000 problem is the result of many computer systems and software programs having been designed to use two digits rather than four to define the applicable year. Date-sensitive hardware and software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations.

  With respect to our internal systems, we have been working with our technology personnel during the research and development stage of such systems and during the ordinary course of our business to identify any exposure to the Year 2000 problem. Any Year 2000 problem discovered may require us to upgrade our systems at a substantial cost. We also rely on third party vendors to provide network services, maintain our databases and support and operate our systems. We are in the process of contacting these third party vendors to assess their plans and progress in addressing the Year 2000 problem. Failures or interruptions of any of the systems of these third parties because of the Year 2000 problem could seriously damage our business, results of operations and financial condition. Furthermore, we cannot assure you that we will be successful in our efforts to identify and remedy by the end of this year all Year 2000 problems that may affect our systems.

  Our business is dependent upon the availability of our publishers' Web sites. We are in the process of identifying any potential Year 2000 problem at the Web sites of our publishers, but we cannot assure you that Year 2000 problems will not materialize at any of these sites. Moreover, our publishers' Web sites rely on a wide array of hardware and software, as well as numerous Internet service providers, in order to reach the Internet and maintain their Web sites. Failures or interruptions of any of the systems associated with our Web publishers due to Year 2000 problems could result in significant damage to our business and harm our results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000" for detailed information on our state of readiness, costs, potential risks and contingency plans regarding the Year 2000 problem.

The substantial number of shares that will be eligible for sale in the near future may cause the market price of our common stock to decline

  A substantial number of shares of common stock will be available for sale in the public market following this offering, which could adversely affect the market price of our common stock. This includes up to 3,218,234 shares of common stock registered concurrently with this offering which may be offered from time to time by two of our current stockholders, but are subject to at least a 180-day lock-up from the date of commencement of this offering. See "Shares Eligible for Future Sale" for a more detailed description of the eligibility of shares of our common stock for future sale.

We will have broad discretion with respect to the use of proceeds from this offering

  As of the date of this prospectus, we cannot specify any of the particular uses of the net proceeds we will receive from this offering. Our management will have significant flexibility in applying the net proceeds of this offering. If our management does not apply these funds effectively, our business, results of operations and financial condition could suffer. Please see "Use of Proceeds."

Our executive officers and directors will exercise significant control over us following this offering

  Following the offering, we anticipate that our executive officers and directors, in the aggregate, will beneficially own or control approximately
    % of the outstanding shares of common stock and    % of the outstanding
shares of common stock if the underwriters' over-allotment option is exercised in full. Our officers, directors and their affiliates will have the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval, including merger and other changes of corporate control, going private transactions and other extraordinary transactions and terms thereof. Please see "Principal Stockholders."

We may need additional capital in the future to operate our business

  We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future, which may include the net proceeds from this offering, to fund our operations, to enhance or expand the range of products and services we offer or to respond to competitive pressures or perceived opportunities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available when required or on acceptable terms, our business, results of operations and financial condition may suffer.

We are subject to anti-takeover provisions, which may make it difficult for a third party to acquire us

  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. Please see "Description of Capital Stock."

There has been no prior market for our common stock and our stock price may experience extreme price and volume fluctuations

  Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. Even if an active trading market does develop, the market price of our of common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  .  actual or anticipated variations in our revenue;

  .  earnings and cash flow;

  .  announcements of new service offerings;

  .  technological innovations;

  . competitive developments with respect to patents, copyrights or proprietary rights;

  .  changes in financial estimates by securities analysts;

  . conditions and trends in the Internet and electronic commerce industries;

  .  adoption of new accounting standards affecting our industry; and

  .  general market conditions.

  Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause our stock price to fall. In the past, following periods of volatility in a company's stock price, securities class action litigation has often been instituted against a company. This litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would cause our business, results of operations and financial condition to suffer.

Investors in this offering will experience an immediate and substantial dilution in the book value of their investment

  The initial public offering price of our common stock is substantially higher than what the net tangible book value per share of the common stock will be immediately after this offering. Investors purchasing our common stock in this
offering will incur immediate dilution of approximately $   in the net tangible
book value per share of our common stock from the price paid for our common stock. For purposes of this calculation we have assumed an initial public
offering price of $   per share. See "Dilution." The exercise of outstanding
options and warrants may result in further dilution.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "potential," "continue," "expects," "anticipates," "estimates," "intends," "plans," "believes" and any similar expressions are intended to identify forward- looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of other factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. You should not rely on forward-looking statements because they are inherently uncertain.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the            shares of
common stock in the offering will be approximately $     million, assuming an
initial public offering price of $     per share and after deducting the
underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be approximately $     million. We intend to use the net
proceeds from the offering for general corporate purposes, including working capital, information technology investments, sales and marketing expansion, new products and services and potential acquisitions. We have no current intentions to acquire any businesses, products, services or technologies. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  Other than a total of $50,000 that we distributed to our common stockholders during the year ended December 31, 1998, we have not declared or paid cash dividends on our common stock since our incorporation. Holders of our Series A preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $40.00 per share. Holders of our Series B preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $0.14 per share. Holders of Series C preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $0.18 per share. These dividends are expected to be paid in cash at the closing of this offering upon conversion of the Series A, Series B, and Series C preferred stock into common stock. The aggregate amount of these dividend payments is expected to be
$        . We otherwise currently intend to retain any future earnings for use in our business and do not anticipate paying any additional cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table presents our capitalization as of June 30, 1999:

  .  on an actual basis;

  .  on a pro forma basis to give effect to:

     . the completion in September 1999 of our private placements of 4,107,044 shares of Series B preferred stock and 1,307,190 shares of Series C preferred stock;

     . the automatic conversion upon the closing of this offering of all outstanding shares of preferred stock into shares of common stock;

     .  the issuance upon the closing of this offering of an aggregate of shares of our common stock upon the cashless exercise of warrants at a weighted average exercise price of $3.23 per share; and

  .  on a pro forma as adjusted basis to give effect to the sale of, and the
     application of the net proceeds from,            shares of common stock
     in this offering, assuming an initial public offering price of $     per
     share.

  This information should be read in conjunction with our financial statements and the notes relating to these statements appearing elsewhere in this prospectus.

                                                         June 30, 1999
                                                   ---------------------------
                                                             Pro    Pro Forma
                                                   Actual   Forma  As Adjusted
                                                   -------  ------ -----------
                                                          (unaudited)
                                                   (in thousands, except per
                                                          share data)
Long-term capital lease obligations, net of
 current portion.................................. $   271  $        $

Stockholders' equity:
Preferred stock, $.001 par value; 15,000,000
 shares authorized:
  Series A preferred stock; 2,000 shares
   authorized; 2,000 shares issued and outstanding
   on an actual basis; 2,000 shares issued and
   none outstanding on a pro forma basis; and no
   shares issued or outstanding on a pro forma as
   adjusted basis.................................   2,000     --
  Series B preferred stock; 5,000,000 shares
   authorized; no shares issued and outstanding on
   an actual basis; 4,107,044 shares issued and
   none outstanding on a pro forma basis; and no
   shares issued or outstanding on a pro forma as
   adjusted basis.................................     --      --
  Series C preferred stock; 3,000,000 shares
   authorized; no shares issued and outstanding on
   an actual basis; 1,307,190 shares issued and
   none outstanding on a pro forma basis; and no
   shares issued or outstanding on a pro forma as
   adjusted basis.................................     --      --
Common stock, $.001 par value; 80,000,000 shares
 authorized; 10,000,000 shares issued and
 outstanding on an actual basis;           shares
 issued and outstanding on a pro forma basis; and
           shares issued and outstanding on a
 pro forma as adjusted basis......................      10
Additional paid-in capital........................      47
Notes receivable for common stock.................     (44)
Accumulated deficit...............................  (1,822)
                                                   -------  ------   ------
Total stockholders' equity........................     191
                                                   -------  ------   ------
Total capitalization.............................. $   462  $        $
                                                   =======  ======   ======

  The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 1999 (except the pro forma data, which assume the
cashless exercise of warrants to acquire       shares of common stock). As of
June 30, 1999, there were options and warrants outstanding to purchase a total of 2,052,890 shares of common stock with a weighted average exercise price of $1.01 per share.

                                    DILUTION

  Our pro forma net tangible book value as of June 30, 1999, after giving effect, upon the closing of this offering, to:

  . the automatic conversion of all outstanding shares of preferred stock into common stock; and

  . the cashless exercise of certain warrants to acquire shares of common stock

was $    , or $   per share of common stock.

  Pro forma net tangible book value per share is equal to the amount of our total tangible assets, reduced by the amount of our total liabilities, divided
by         shares of common stock outstanding, on a pro forma basis, as of June
30, 1999. Assuming the sale of the       shares offered hereby at an initial
public offering price of $      per share, and after deducting the underwriting
discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom, our pro forma net tangible book value
as of June 30, 1999 would have been $     , or $      per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $      per share to existing stockholders and an immediate dilution in
pro forma net tangible book value of $      per share to new investors. The
following table illustrates this per share dilution:

   Initial public offering price per share.............................. $
     Pro forma net tangible book value per share as of June 30, 1999....
     Pro forma increase attributable to new investors...................

   Pro forma net tangible book value per share after the offering.......

   Pro forma dilution per share to new investors........................

  The following table summarizes the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors before deduction of estimated discounts and commissions and estimated offering expenses payable by us, on a pro forma basis as of June 30, 1999, after giving effect to:

  . the automatic conversion of all outstanding shares of preferred stock into common stock; and

  . the cashless exercise of certain warrants to acquire shares of common stock.


                         Shares Purchased      Total Consideration      Average
                         -------------------   ----------------------  Price Per
                         Number     Percent     Amount      Percent      Share
                         --------   --------   ---------   ----------  ---------
Existing stockholders...                        $                         $
New investors...........
  Total.................

  The foregoing tables assume no exercise of any stock options or warrants outstanding as of June 30, 1999 (except the pro forma data, which assume the
cashless exercise of warrants to acquire     shares of common stock). After the
closing of this offering, no shares of preferred stock will be issued or
outstanding. There will be       shares of common stock outstanding after the
offering. As of June 30, 1999, there were options and warrants outstanding to purchase a total of 2,052,890 shares of common stock with a weighted average exercise price of $1.01 per share.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from inception through the year ended December 31, 1997 and the year ended December 31, 1998 and the balance sheet data as of June 30, 1998 and 1999 are derived from our Financial Statements that are included elsewhere in this prospectus.

                              Period from
                               Inception                           Six Months
                           (January 5, 1997)                     Ended June 30,
                                through          Year Ended      --------------
                           December 31, 1997  December 31, 1998   1998   1999
                           ----------------- ------------------- ------ -------
                                  (in thousands, except per share data)
                                                                  (unaudited)
Statement of Operations
 Data:
System revenue...........       $4,210             $8,024        $3,376 $ 5,796
                                ======             ======        ====== =======

Revenue..................       $1,160             $2,189        $  921 $ 1,949
Cost of revenue..........           --                 --            --     309
                                ------             ------        ------ -------
Gross profit.............        1,160              2,189           921   1,640
Operating expenses:
  Sales and marketing....          550              1,362           553   1,806
  Research and
   development...........           --                138            27     392
  General and
   administrative........          303                995           303   1,339
                                ------             ------        ------ -------
Total operating
 expenses................          853              2,495           883   3,537
                                ------             ------        ------ -------
Operating income (loss)..          307               (306)           38  (1,897)
Interest income
 (expense), net..........            3                 17             3      (5)
                                ------             ------        ------ -------
Net income (loss) before
 provision for income
 taxes...................          310               (289)           41  (1,902)
Provision for income
 taxes...................           --                  1            --      --
                                ------             ------        ------ -------
Net income (loss)........       $  310             $ (290)       $   41 $(1,902)
                                ======             ======        ====== =======
Cumulative dividends on
 participating preferred
 stock...................           --                (23)           --     (40)
                                ------             ------        ------ -------
Net income (loss)
 attributable to common
 stockholders............       $  310             $ (313)       $   41 $(1,942)
                                ======             ======        ====== =======
Pro forma basic and
 diluted net loss
 per share(1)............       $                  $             $      $
                                ======             ======        ====== =======
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 per share
 calculation(1)..........
                                                   ======               =======

                                         December 31,  December 31,   June 30,
                                             1997          1998         1999
                                         ------------ -------------- -----------
                                                      (in thousands)
                                                                     (unaudited)
Balance Sheet Data:
Cash and cash equivalents...............     $235         $2,112       $  972
Working capital.........................      470          1,996          (28)
Total assets............................      970          3,936        3,933
Convertible preferred stock.............      --           2,000        2,000
Total stockholders' equity..............      495          2,133          191

--------
(1) The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 1999 (except the pro forma data, which assume
    the cashless exercise of warrants to acquire       shares of common stock).
    As of June 30, 1999, there were options and warrants outstanding to purchase a total of 2,052,890 shares of common stock with a weighted average exercise price of $1.01 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

Overview

  We are a leading provider of comprehensive online advertising and direct marketing solutions for advertisers and Web publishers. We began our business in January 1997 as a proprietorship of one of our founders, John C. Bohan. We changed our form of operations in May 1997 to a California limited liability company known as John Bohan & Associates, LLC. We initially conducted business under the name AdNet Strategies. In January 1998, we incorporated under the name AdNet Strategies, Inc. in California and elected S-corporation status. In December 1998, we changed our name to Latitude 90, Inc. and became a C-corporation. We reincorporated in Delaware as L90, Inc. in September 1999.

  Since inception, substantially all of our revenue has been derived from online advertising sales, and we expect this to continue for the foreseeable future. We offer advertisements primarily priced on a cost per thousand ad impressions, or CPM, basis. We also offer direct marketing programs which may be priced on a cost per action basis, such as cost for each new user registration. In January 1999, we began to charge our customers for the use of our adMonitor technology.

  Revenue from ad sales is earned under commission-based and service fee-based contracts. For commission-based contracts, we receive commissions from Web publishers for the sale of their ad inventory. Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. We recognize commissions ratably over the term of an advertising campaign, which typically ranges from one to twelve months. For service fee-based contracts, we are obligated to pay a service fee to Web publishers for ads placed on their Web sites. Additionally, under service fee-based contracts, we bear the risk of loss from the non-collection of fees payable by advertisers for ads sold. Consequently, revenue earned from service fee-based contracts reflects the full value of the ads sold. System revenue represents the full value of ads sold under either commission-based contracts or service fee-based contracts.

  In the second quarter of 1999, we began the process of amending our commission-based contracts with Web publishers to provide that we will sell their ad inventory on a best efforts basis to our advertising clients and remit to Web publishers, as a service fee, a percentage of the resulting advertising revenue. We are attempting to amend all of our existing commission-based contracts with Web publishers to convert these contracts into service fee-based contracts. Until all of our commission-based contracts with Web publishers are amended, revenue will include a mix of commissions received under our commission-based contracts and total billings to our advertising clients under our service fee-based contracts. As our amended contracts are phased in, we expect that revenue will increase disproportionately from prior periods as a result of the recognition of total billings to our advertising clients as revenue.

  The financial statements included elsewhere in this prospectus include references to system revenue. We believe system revenue provides a consistent basis for reporting revenue from period to period, regardless of the change in contract type, as discussed above. System revenue represents the full value of ads sold under either commission-based contracts or service fee-based contracts. The discussion found below in the "Results of Operations" includes an analysis of profitability as a percentage of system revenue, which we believe provides a more meaningful comparison of our relative profitability from period to period. We believe that period to period comparisons of operating results are not always meaningful and that the results for any period should not be relied upon as an indication of future performance.

  We expect that revenue generated from the delivery of advertisements on our network of Web sites will continue to account for a substantial portion of our revenue for the foreseeable future. Our five largest advertising customers accounted for 27.0% of revenue for the six months ended June 30, 1999, 24.0% of revenue for the year ended December 31, 1998 and 32.0% for the period ended December 31, 1997. Our largest advertising customer accounted for less than 10.0% of revenue for the six months ended June 30, 1999, less than 10.0% for the year ended December 31, 1998 and 17.4% for the period ended December 31, 1997.

  We typically enter into one-year contracts with the Web publishers in our network. These agreements usually may be terminated by either party by giving 30 to 120 days prior written notice. Additionally, these agreements are usually automatically renewable for successive one-year terms. Ads delivered on the top five Web sites in our network accounted for 49.5% of our revenue for the six months ended June 30, 1999, 61.4% of our revenue for the year ended
December 31, 1998 and 85.6% for the period ended December 31, 1997.

  Cost of revenue includes service fees paid to our Web publishers under our service fee-based contracts. Beginning in the first quarter of 1999, cost of revenue also includes Internet connectivity and bandwidth costs associated with ad serving. We expect cost of revenue to increase on an absolute dollar basis in future periods as we increase the number of our Web publishing clients and as more of the contracts with these Web publishers become service fee-based.

Results of Operations

Six Months Ended June 30, 1999 and 1998

  Revenue. Revenue increased 112% to $1.9 million for the six months ended June 30, 1999 from $921,000 for the six months ended June 30, 1998. This was due to an increase in the number of advertising customers, an increase in the number of ads delivered, our adoption of service fee-based contracts and the initiation of our charging service fees to customers for the use of adMonitor. System revenue increased 71.7% to $5.8 million for the six months ended June 30, 1999 from $3.4 million for the six months ended June 30, 1998.

  Gross Profit. Gross profit was $1.6 million for the six months ended June 30, 1999 and $921,000 for the six months ended June 30, 1998. During the six months ended June 30, 1998, because all revenue was derived solely from advertising sales commissions, there was no associated cost of revenue. Therefore, gross profit for this period equals the revenue for the period. Gross profit as a percentage of system revenue was 28.3% for the six months ended June 30, 1999, compared to 27.3% for the six months ended June 30, 1998. This increase was due to our ability to retain a higher percentage of revenue generated by the sale of ad inventory on behalf of Web publishers and their increased use of adMonitor.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions, travel, advertising, trade show costs and marketing materials expense. Sales and marketing expenses were $1.8 million, or 31.2% of system revenue, for the six months ended June 30, 1999, and $553,000, or 16.4% of system revenue, for the six months ended June 30, 1998. This increase was primarily due to an increase in the number of sales and marketing personnel. Our sales and marketing organization has grown to 59 employees as of August 31, 1999 from six employees as of January 1, 1998. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods as we hire additional personnel in sales and marketing, expand into new markets and continue to promote our advertising solutions.

  Research and Development. Research and development expenses consist primarily of compensation, consulting expenses and expenses for hardware, software and materials associated with the development and improvement of our adMonitor technology. To date, all research and development costs have been expensed as incurred. Research and development expenses were $392,000, or 6.8% of system revenue, for the six months ended June 30, 1999, and $27,000, or 0.8% of system revenue, for the six months ended June 30, 1998. This increase was due primarily to an increase in expenses associated with the deployment and enhancement of our adMonitor technology. We expect research and development expenses to increase significantly on an absolute dollar basis in future periods.

  General and Administrative. General and administrative expenses consist primarily of compensation and professional service fees. General and administrative expenses were $1.3 million, or 23.1% of system revenue, for the six months ended June 30, 1999, and $303,000, or 9.0% of system revenue, for the six months ended June 30, 1998. This increase was primarily due to an increase in personnel, professional service fees and facility expenses necessary to support our growth. We expect general and administrative expenses to increase on an absolute dollar basis as we hire additional personnel and incur additional costs related to the growth of our business and our operation as a public company.

  Interest Income (Expense), Net. Interest income (expense), net primarily consists of interest earned on cash balances, offset by interest expense incurred with respect to our capital leases and equipment financing obligations. Net interest expense was $5,000 for the six months ended June 30, 1999. Net interest income was $3,000 for the six months ended June 30, 1998.

Year Ended December 31, 1998 and the Period Ended December 31, 1997

  Revenue. Revenue increased 88.8%, to $2.2 million for the year ended December 31, 1998 from $1.2 million for the period ended December 31, 1997. This increase was mainly attributable to an increase in the number of advertisers using our solutions, as well as the number of ads delivered. System revenue increased 90.6%, to $8.0 million for the year ended December 31, 1998 from $4.2 million for the period ended December 31, 1997.

  Gross Profit. Gross profit was $2.2 million for the year ended December 31, 1998, and $1.2 million for the period ended December 31, 1997. During both periods, all revenue was derived solely from advertising sales commissions and there was no associated cost of revenue. Gross profit for both periods equals the respective revenue for each period. Gross profit as a percentage of system revenue remained relatively consistent at approximately 27.3% for the year ended December 31, 1998, compared to approximately 27.5% for the period ended December 31, 1997.

  Sales and Marketing. Sales and marketing expenses were $1.4 million, or 17.0% of system revenue, for the year ended December 31, 1998, and $550,000, or 13.1% of system revenue, for the period ended December 31, 1997. This increase was primarily due to an increase in the number of sales and marketing personnel.

  Research and Development. Research and development expenses were $138,000, or 1.7% of system revenue, for the year ended December 31, 1998. Research and development expenses consisted primarily of expenses associated with the development and deployment of our adMonitor technology. There were no research and development expenses for the period ended December 31, 1997.

  General and Administrative. General and administrative expenses were $995,000, or 12.4% of system revenue, for the year ended December 31, 1998, and $303,000, or 7.2% of system revenue, for the period ended December 31, 1997. The increase was primarily due to an increase in personnel, professional service fees and facility expenses necessary to support our growth.

  Interest Income (Expense), Net. Net interest income was $17,000 for the year ended December 31, 1998, and $3,000 for the period ended December 31, 1997.

Quarterly Results of Operations

  The following tables set forth unaudited quarterly statement of operations data for the quarters ended June 30, 1999 in dollars and as a percentage of system revenue. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                                         Three Months Ended
                           ---------------------------------------------------
                            Mar.     June    Sept.    Dec.     Mar.     June
                             31,      30,     30,      31,      31,      30,
                            1998     1998    1998     1998     1999     1999
                           -------  ------- -------  -------  -------  -------
                                           (in thousands)
Statement of Operations
 Data:
System revenue...........  $ 1,466  $ 1,910 $ 2,064  $ 2,583  $ 2,539  $ 3,257
                           =======  ======= =======  =======  =======  =======
Revenue..................  $   404  $   516 $   545  $   724  $   756  $ 1,193
Cost of revenue..........       --       --      --       --        2      307
                           -------  ------- -------  -------  -------  -------
Gross profit.............      404      516     545      724      754      886
Operating expenses:
  Sales and marketing....      313      239     322      487      803    1,003
  Research and
   development...........        7       20      34       77      139      252
  General and
   administrative........      116      187     275      417      528      812
                           -------  ------- -------  -------  -------  -------
Total operating
 expenses................      436      446     631      981    1,470    2,067
                           -------  ------- -------  -------  -------  -------
Operating income (loss)..      (32)      70     (86)    (257)    (716)  (1,181)
Interest income
 (expense), net..........        3       --       3       10       11      (16)
                           -------  ------- -------  -------  -------  -------
Income (loss) before
 provision for income
 taxes...................      (29)      70     (83)    (247)    (705)  (1,197)
Provision for income
 taxes...................       --       --      --        1       --       --
                           -------  ------- -------  -------  -------  -------
Net income (loss)........  $   (29) $    70 $   (83) $  (248) $  (705) $(1,197)
                           =======  ======= =======  =======  =======  =======

                                           Three Months Ended
                         ---------------------------------------------------------
                         Mar. 31,  June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,
                           1998      1998     1998      1998      1999      1999
                         --------  -------- --------- --------  --------  --------
As a Percentage of
 System Revenue:
System revenue..........  100.0%    100.0%    100.0%   100.0%     100.0%   100.0%
Gross profit............   27.6      27.0      26.4     28.0       29.6     27.2
Operating expenses:
  Sales and marketing...   21.3      12.5      15.6     18.8       31.6     30.8
  Research and
   development..........    0.5       1.0       1.6      3.0        5.5      7.7
  General and
   administrative.......    7.9       9.8      13.3     16.1       20.7     24.9
                          -----     -----     -----    -----     ------    -----
Total operating
 expenses...............   29.7      23.3      30.5     37.9       57.8     63.4
                          -----     -----     -----    -----     ------    -----
Operating income
 (loss).................   (2.1)      3.7      (4.1)    (9.9)    ( 28.2)   (36.2)
Interest income
 (expense), net.........    0.2       0.0       0.1      0.4        0.4     (0.5)
                          -----     -----     -----    -----     ------    -----
Income (loss) before
 provision for income
 taxes..................   (1.9)      3.7      (4.0)    (9.5)     (27.8)   (36.7)
Provision for income
 taxes..................     --        --        --       --         --       --
                          -----     -----     -----    -----     ------    -----
Net income (loss).......   (1.9)%     3.7%     (4.0)%   (9.5)%    (27.8)%  (36.7)%
                          =====     =====     =====    =====     ======    =====

  Our system revenue increased during each quarter of 1998. Quarterly system revenue increased 30.3% from the first to second quarter, 8.1% from the second to third quarter and 25.2% from the third to fourth quarter of 1998. Quarterly system revenue decreased 1.7% from the fourth quarter of 1998 to the first quarter of 1999 due to seasonal factors. Quarterly system revenue increased 28.3% from the first quarter to the second quarter of 1999. Quarterly growth was due to increases in the number of advertisers and the number of ads delivered.

  Gross profit increased during each of the last six quarters. During this time period, gross profit as a percentage of system revenue has fluctuated due to the mix of various service fees negotiated with Web publishers. Increases in total operating expenses were due primarily to the addition of sales, technical and administrative personnel needed to sustain our growth and further develop our infrastructure.

  Our revenue has historically been, and we expect it to continue to be, subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additionally, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. Moreover, our results of operations may fluctuate significantly in the future as the result of a variety of factors, many of which are beyond our control.

Liquidity and Capital Resources

  From our inception through September 1998, we financed our operations primarily through internally generated cash flow. In September 1998, we completed a private placement of equity securities to an individual investor and received $1.9 million in net proceeds. In September 1999, we completed two private placements of equity securities and received $12.9 million in net proceeds. The net proceeds from these private placements are being used to expand our business operations, to hire additional personnel, to provide additional services and for general corporate purposes related to the expansion of our business.

  Net cash used by operating activities was $2.0 million for the six months ended June 30, 1999. Net cash provided by operating activities was $1,000 for the year ended December 31, 1998 and $259,000 for the period ended December 31, 1997. Cash used in operating activities for the six months ended June 30, 1999 resulted from net losses and increases in accounts receivable, partially offset by increases in accounts payable and accrued expenses. Cash provided by operating activities for the year ended December 31, 1998 resulted from increases in accounts payable and accrued liabilities, partially offset by net losses and increases in accounts receivable. Cash provided by operating activities for the period ended December 31, 1997 resulted from net income and increases in accounts payable and accrued liabilities, partially offset by increases in accounts receivable.

  Net cash used in investing activities was $244,000 for the six months ended June 30, 1999, $323,000 for the year ended December 31, 1998 and $19,000 for the period ended December 31, 1997. Cash used in investing activities was primarily related to purchases of property and equipment.

  Net cash provided by financing activities was $1.1 million for the six months ended June 30, 1999 and $2.2 million for the year ended December 31, 1998. Net cash used by financing activities was $5,000 for the period ended December 31, 1997, resulting from a withdrawal of capital. Cash provided by financing activities for the six months ended June 30, 1999 resulted primarily from a $1.0 million dollar short-term loan, which was repaid with the proceeds from our private placement of equity securities. Cash provided by financing activities for the year ended December 31, 1998 resulted primarily from the sale of Series A preferred stock, partially offset by distributions to stockholders.

  Although we do not have any material commitments for capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel. We currently anticipate that we will continue to experience significant growth in operating expenses for the foreseeable future. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

Impact of the Year 2000

  Our business could be significantly harmed if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. The Year 2000 problem is the result of many computer systems and programs having been designed to use two digits rather than four to define the applicable year. Date-sensitive hardware and software may recognize a date using "00" as the year 1900 rather than the year 2000.

 State of Readiness

  Because we believe our internal information systems are Year 2000 compliant, we have not engaged any third parties to independently verify our readiness with respect to the Year 2000 problem. We have conducted our own initial assessment of Year 2000 compliance for both our information and non-information technology. Based on our initial assessment, we believe all non-information technology, including security and phone systems, upon which we are materially dependent, is Year 2000 compliant. We have evaluated our internally developed software, including our adMonitor technology, during its research and development process and during the ordinary course of our business. Although we have not discovered any material Year 2000 problems with our internal information technology to date, we may in the future.

  We believe that the third party hardware and software that we use is Year 2000 compliant. Prior to the purchase of third party hardware or software, we typically seek assurance from the vendor that the hardware or software is Year 2000 compliant. We also typically test the hardware or software for Year 2000 compliance upon its installation. Moreover, our hardware and software is subject to evaluation during the operation of our business. We cannot assure you, however, that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems.

  We do not currently have complete information concerning the Year 2000 compliance status of our advertising or Web publishing clients. We have begun contacting most of these clients to review their Year 2000 compliance efforts and the potential effects of the Year 2000 problem on their systems and to gauge their Year 2000 compliance. To date, we have not discovered any problems with our advertising and Web publishing clients that could harm our business. However, we cannot assure you that we will be successful in collecting information from the remainder of our advertising and Web publishing clients, nor can we assure you that all of them have adequately addressed the Year 2000 problem.

 Costs

  We expect to resolve any Year 2000 compliance problems that arise primarily through normal upgrades or, when necessary, through replacement of existing software with Year 2000 compliant products. We do not anticipate the costs of these upgrades and replacements to exceed $100,000. To date, we have not incurred any material expenditures in connection with our Year 2000 compliance efforts. However, if we discover any Year 2000 issue, the costs of remediating the problem could be higher than we anticipated and could harm our business, results of operations and financial condition.

 Risks

  We are not currently aware of any significant Year 2000 compliance problems relating to our software, our information technology systems or our other systems that would materially harm our business, results of operations or financial condition. During our ongoing assessment, we may discover Year 2000 compliance problems in our proprietary software that may require substantial repair or replacement which could cause our business to suffer. Moreover, software or hardware failures of products supplied to us by third party vendors, or interruptions or failures in service provided to us by third party vendors due to the Year 2000 problem, could cause significant harm to our business. We also depend on the uninterrupted availability of the Internet infrastructure to conduct our ad serving and tracking business. Furthermore, we depend on the continued operations of our Web publishers. Year 2000 problems affecting the Internet or our Web publishers could result in significant harm to our business, results of operations and financial condition.

 Contingency Plans

  We are currently in the process of developing a contingency plan to deal with the worst-case scenario involving Year 2000-related failures of technologies on which we are dependent. We expect to complete our Year 2000 contingency plan by November 1, 1999. If our present efforts to address the Year 2000 compliance issues are not successful, or if our Web publishers, suppliers and other third parties do not successfully address these issues, our business, results of operations and financial condition could be harmed.

                                    BUSINESS

Overview

  We are a leading provider of comprehensive online advertising and direct marketing solutions for advertisers and Web publishers. We design, develop and implement sophisticated "beyond the banner" advertising campaigns featuring sponsorships, co-branding, content integration, rich media and other innovative marketing techniques that we believe are more effective than traditional banner ad campaigns. Our sales force and creative design team work closely with our advertising clients to create dynamic marketing campaigns that enable them to achieve their strategic objectives. Furthermore, our adMonitor technology offers advertisers and Web publishers the ability to selectively target ads to Web users based upon their specific interests and characteristics. adMonitor also enables advertisers to track, measure and manage the effectiveness of their ad campaigns in real time. We believe that our solutions enable:

  . Advertisers to leverage the unique capabilities of the Internet to communicate their messages, obtain high response rates and achieve a higher return on ad spending; and

  . Web publishers to realize increased ad sales, improved pricing for their ad inventory and more efficient ad inventory management.

  We represent a network of select Web publishers featuring sites with strong online brand awareness and innovative content such as Alloy Online, Big Yellow, Hollywood.com and Liquid Audio. Over 450 advertisers, including Ford Motor Company, iVillage, Microsoft, Netscape, Procter & Gamble and Visa have utilized our solutions.

Industry Background

 Emergence of the Internet as an Advertising and Direct Marketing Medium

  The Internet has rapidly emerged as an important medium for facilitating communication, disseminating information and conducting commerce. International Data Corporation, or IDC, estimates that the number of worldwide Internet users exceeded 142 million in 1998 and will grow to approximately 502 million by 2003. IDC also estimates that worldwide commerce over the Internet will grow from approximately $50.4 billion in 1998 to approximately $1.3 trillion by 2003.

  As the Internet has grown, advertisers have devoted increasing portions of their advertising and marketing budgets to online advertising and direct marketing. Forrester Research estimates that worldwide Internet advertising spending will grow from approximately $3.3 billion in 1998 to approximately $24.1 billion in 2003. Moreover, worldwide expenditures for online direct marketing, as estimated by the Direct Marketing Association, will grow from approximately $603 million in 1998 to approximately $5.3 billion in 2003.

 Advantages of Online Advertising and Direct Marketing Over Traditional Media

  Unlike traditional broadcast media, the Internet allows advertisers to selectively target advertisements to individual consumers based upon their specific interests and characteristics. The interactivity of the Internet also enables advertisers and marketers to reach the consumer at the point of sale and to receive immediate feedback on their ad campaigns. Moreover, the Internet provides advertisers with the ability to monitor and measure the effectiveness of their campaigns and track the resulting transactions. This timely feedback enables advertisers to continually optimize ad campaigns, thereby increasing their returns on advertising spending. We believe that online advertising and direct marketing campaigns generally are more cost effective and easier to develop and implement than advertising and direct marketing campaigns in traditional media.

 Progression of Online Advertising and Marketing

  Early online advertising was generally limited to placing banner advertisements on highly trafficked, individual Web sites with the intent of maximizing reach. As online advertising evolved, advertisers began to run banners across categories of Web sites, such as sports or technology, to reach consumers in general interest groups. Currently, advertisers are looking to use more powerful targeting techniques and technology to direct ads to individual users based on specific characteristics derived from their demographic and behavioral data. Further, advertisers are increasingly demanding effective advertising campaigns that go beyond traditional banner ads and incorporate enhanced features such as sponsorships, co-branding, content integration and rich media, as well as innovative direct marketing techniques. eStats estimates that sponsorships will grow from approximately 40% of total online advertising in 1998 to approximately 58% in 2001. Additionally, the response rates achieved by advertising campaigns incorporating rich media, as measured by the number of users clicking through to the Web site promoted by an advertisement, commonly known as the click-through rate, are significantly higher than response rates achieved by simple banner advertisements. These developments in online advertising and marketing have led to increased differentiation in the pricing of online advertising. We believe that online advertisers increasingly will pay premium prices for more effective campaigns.

                            [Performance Bar Graph]

   [Bar chart entitled Percent of Online Advertising Dollars, by Ad Format]

      The bottom of the page contains a bar chart presenting the percentages of online advertising dollars, by ad format. The horizontal axis of the chart represents time and is labeled from left to right: 1998, 1999, 2000 and 2001. The vertical axis represents percentage and is labeled top to bottom: 60%, 50%, 40%, 30%, 20%, 10% and 0%. Three categories of ad format are represented in the bar chart. A legend at the bottom of the chart specifies that banners are represented by a white bar, sponsorships are represented by a black bar and other ad formats are represented by a striped bar.

      For 1998, the chart shows banners at 52%, sponsorships at 40% and other ad formats at 8%. For 1999, the chart shows banners at 46%, sponsorships at 45% and other ad formats at 9%. For 2000, the chart shows banners at 37%, sponsorships at 52% and other ad formats at 11%. For 2001, the chart shows banners at 26%, sponsorships at 58% and other ad formats at 16%.

      The bottom of the chart contains the following footnote: The foregoing chart has been produced based on information contained in the eAdvertising Report, Vol. I, April 1999, published by eMarketer.

      The foregoing chart has been produced based on information contained in the eAdvertising Report, Vol. I, April 1999, published by eMarketer.

 Challenges for Online Advertisers

  Online advertisers seek to continually enhance the effectiveness of their advertising campaigns. They face several significant challenges, including:

  . Complicated Media Buy. Low barriers to entry and easy-to-use Web site authoring software have resulted in a proliferation of Web sites and Web pages. eStats estimates that the number of Web sites in the United States has grown to 3.6 million in 1999. As a result, advertisers are faced with an increasingly complex and fragmented environment in which to construct, purchase and implement their advertising campaigns.

  . Lack of Technical and Creative Expertise. Advertisers are increasingly seeking solutions that enable them to achieve their goals by integrating sponsorships, rich media and other dynamic marketing techniques into their online advertising campaigns. Implementing sophisticated online solutions requires higher levels of technical and creative expertise.

  . Engaging the Online User. Because Web users exercise control over their online experience, online advertisers face greater difficulties in engaging a user's attention than do advertisers utilizing broadcast media who rely on the passive reception of their messages. The impact of traditional banner ad campaigns is limited. As a result, online advertisers have focused increasingly on developing campaigns that engage online users and encourage their interaction with the advertisements.

  . Compiling Data and Extracting Value. In order to create effective advertising campaigns, advertisers seek to gather relevant information about Web users through various means, such as tracking technology and data mining, and quickly analyze this information to continually refine campaign strategies. Most advertisers do not have the technical expertise to compile and analyze campaign performance data and, as a result, require a third party solution.

  . Execution. Once advertisers have compiled and analyzed the information gathered about Web users, they must be able to capitalize on the value of this information to create tailored advertising campaigns and direct these campaigns to specific groups of Web users. To maximize the effectiveness of their campaigns, advertisers must be able to implement changes in their strategies on a timely basis.

 Challenges for Web Publishers

  Web publishers seek to maximize the value realized from their ad inventory. They face several significant challenges, including:

  . Lack of Sales Expertise. Many Web publishers lack sufficient experienced personnel to effectively sell ad space on their Web sites.

  . Difficulty in Differentiation. The number of Web sites has increased dramatically due in part to growth in the number of Web users, the advent of easy-to-use Web site authoring software and the continuing growth of electronic commerce. As a result, Web publishers increasingly face difficulty in differentiating themselves to prospective advertisers and in gaining access to advertising decision makers.

  . Lack of Sophisticated Ad Serving and Tracking Technology. Given the pace and scale in which new ad serving and tracking technology is evolving, many Web publishers cannot afford to develop and maintain the technology necessary for sophisticated and targeted Web advertising.

  . Inventory Management. Maximizing the value of a Web publisher's ad inventory requires efficient inventory management. It is difficult for Web publishers to maintain price consistency with their premium ad packages while monetizing their unsold ad inventory.

The L90 Solution

  Our solution is designed to enable advertisers and Web publishers to take advantage of the Internet as a marketing medium. We offer advertisers creative campaign development and design services, strategic sales solutions and a network of Web sites on which to place their ads. Our adMonitor technology provides them with ad serving, real-time campaign management, measurement, reporting and transaction tracking capabilities. We offer Web publishers the opportunity to focus on their core businesses while we provide online advertising sales, ad inventory management and back office operational support. Our comprehensive advertising solution combines our high value-added, strategic ad campaign development services, an extensive knowledge of our Web publishers and our adMonitor technology. This combination enables us to obtain premium pricing by maximizing the value of the ad inventory of our Web publishers.

 Benefits to Advertisers

  . Strategic Advertising Sales Approach. Our highly skilled sales force consults closely with advertisers and advertising agencies to determine their needs and to construct effective advertising solutions that enable them to realize their online advertising objectives. Utilizing this consultative approach, we develop dynamic campaigns that are intended to achieve higher response rates in a fragmented and crowded Web publishing marketplace.

  . Design and Marketing Expertise. Our extensive design, creative development and marketing expertise provides our clients with cost savings and time-to-market advantages in the development and deployment of their advertising campaigns. Our skilled staff has significant expertise in creating sophisticated advertising campaigns that employ leading-edge technologies and techniques. Further, our extensive library of pre-tested solutions offers clients "plug and play" functionality with accelerated time to market.

  . Sponsorship Advertising. We have created unique sponsorship advertising solutions that enable our advertising clients to develop sophisticated campaigns that go beyond traditional banner advertising. Our highly targeted solutions utilize value-added features such as content integration, premium placement, co-branding, rich media and innovative campaign structures such as promotions and sweepstakes. We believe that our sponsorship solutions enable advertisers to place their ads in a more relevant, targeted and trusted context. We believe these placements generate higher returns by leveraging the existing relationship between the Web user and the Web site.

  . Powerful Ad Serving and Tracking Technology. Our adMonitor technology delivers sophisticated advertising campaigns incorporating rich media, interactivity and dynamic ad targeting. We aggregate information about Web users in our proprietary databases that can be used on a standalone basis or in conjunction with other data sources to deliver highly targeted advertising messages to users across our entire network of Web sites. Additionally, advertisers can access adMonitor through a Web browser, enabling them to view their campaigns and obtain real-time reports. adMonitor also enables advertisers to execute valuable testing programs, such as simultaneously running a number of different campaigns, and to obtain real-time performance feedback that assesses their relative effectiveness.

  . Highly Targeted Advertising. The combination of our network of Web sites, category sales specialists and adMonitor technology empowers us to structure highly targeted campaigns for advertisers. Advertisers can target delivery based on the Web user's demographic, psychographic or behavioral data, or on more complex parameters, such as future buying prospects.

  . Direct Marketing Capabilities. We have considerable expertise in creating innovative direct marketing campaigns that incorporate creative promotional offers and easy-to-use interfaces in order to realize increased click-through rates and greater participation by Web users. Our direct marketing campaigns include components such as pop-up boxes, interstitials, sweepstakes, targeted e-mails and other techniques designed to encourage specific actions by consumers or to collect valuable customer data.

 Benefits to Web Publishers

  . Outsourced Advertising Sales. Participants in our network benefit from the services of our skilled sales force. By outsourcing online advertising sales, Web publishers are able to focus on their core competencies and avoid the significant investment and distraction of developing an in-house sales force.

  . Improved Pricing. Based on our ability to deliver highly effective campaigns, advertisers are willing to pay premium prices for the ad inventory on our network. We believe the average CPM rate realized by our Web publishers is substantially higher than the industry average.

  . Efficient Inventory Management. adMonitor provides Web publishers with a sophisticated inventory management tool that generates useful real-time reports on current and expected ad inventory. By monitoring each active ad campaign, adMonitor continuously updates available inventory to properly deliver ads on schedule and to ensure that Web publishers achieve a superior revenue yield from their ad inventory. We seek to optimize yield by selling packages that emphasize high CPM advertising campaigns, including sponsorships, sweepstakes, promotions and content integration.

  . Creating Network Scale. Through the aggregation of online ad inventory from the Web sites we represent, our Web site network attracts the attention of major advertisers. Inclusion in our premium network provides Web publishers with access to a larger number of major advertisers.

  . Web-Hosted Ad Serving and Tracking. adMonitor provides Web publishers with centralized ad serving, targeting and tracking capabilities to execute, manage and optimize advertising campaigns incorporating rich media and sponsorships. Outsourcing this technology enables Web publishers to avoid the significant investments associated with developing this capability in-house.

  . Flexible, Adaptable Technology Platform. Our adMonitor technology is a modular platform that is designed to be easily modified to incorporate new technologies in order to meet the needs and demands of Web publishers and advertisers. adMonitor's robust and flexible technology also provides a platform for additional direct marketing applications such as e-mail campaign management and loyalty programs.

  . Rapid Implementation. We can implement adMonitor quickly and simply to begin serving ads for new Web publishing clients, typically within 24 hours. As a result, these clients can begin to generate revenue from the sale of their ad inventory in a highly efficient manner.

Strategy

  Our objective is to be the leading provider of comprehensive online advertising and direct marketing solutions. The following are the key elements of our strategy:

 Capture a Greater Share of Online Advertising Budgets

  We plan to capture a greater share of online advertising budgets by continuing to strengthen our close relationships with advertisers and their agencies and to provide comprehensive, innovative solutions that offer advertisers a broad range of options. Due to the creative and strategic emphasis of our advertising solutions, our sales executives typically work directly with senior advertising executives in developing and implementing their campaigns.

 Grow Our Sales and Marketing Organization

  In order to broaden our market coverage and expand our service offerings, we intend to continue to grow our sales and marketing organization. We believe that executing our strategy requires a knowledgeable and experienced sales and marketing organization. We intend to complement our current staff of trained professionals with additional qualified personnel, including increasing the number of category sales specialists and hiring international specialists.

 Selectively Expand Our Network of Web Publishers

  By enhancing and selectively expanding our network of Web publishers, we believe our marketing and sales solutions will become an increasingly attractive choice for online advertisers and Web publishers. We intend to expand our network by selectively adding new Web publishers that offer attractive demographics, innovative and quality content, strong management, brand name recognition and growing traffic. We strive to ensure that our network of Web publishers will continue to provide the desired audiences for advertisers.

 Enhance and Expand Our adMonitor Technology

  We intend to continue to enhance the performance and functionality of our adMonitor technology. adMonitor has enabled us to become a leading provider of centralized, outsourced advertising and direct marketing solutions. We believe that the ability of our technology infrastructure to incorporate new devices, technologies and targeting techniques, as well as its ability to scale as the Internet grows, will continue to provide us with significant competitive advantages.

 Develop, Deploy and Leverage Our Library of Creative Marketing Solutions

  Our design, technical and creative capabilities enable us to continually develop new and innovative interactive marketing techniques and solutions. Once designed and implemented, these unique marketing and advertising solutions can be modified and adapted to create new campaigns for multiple advertisers and Web sites. We intend to enhance our design and creative capabilities and leverage our library of pre-tested solutions in order to provide our advertising clients with time-to-market advantages in the development and deployment of their advertising campaigns.

 Expand Our Direct Marketing Capabilities

  Our adMonitor technology facilitates online direct marketing by aggregating demographic and psychographic information about Web users from both our proprietary databases and external sources. We are testing a new service through which users visiting our publishers' Web sites can voluntarily provide personal data in exchange for personalized ads and merchandise rewards. We intend to expand these capabilities with the goal of enabling true one-to-one targeting.

Products and Services

  We offer products and services designed to provide our advertisers and our Web publishers with comprehensive, customized online advertising solutions.

 Advertising Solutions

  In designing an advertising solution, we offer the following primary advertising programs:


       Advertising Programs                        Description
-------------------------------------------------------------------------------
  L90Premium                      . L90Premium leverages the strengths and
                                    demographics of each of our premium Web
                                    sites through advertising programs
                                    featuring innovative and sophisticated
                                    advertising components, such as co-
                                    branding, content integration, contextual
                                    sponsorship, rich media and targeted
                                    banners, as well as innovative promotions
                                    and sweepstakes. We specialize in providing
                                    three types of sponsorship opportunities:

                                    .    turnkey sponsorships, which are pre-
                                         packaged programs that can be easily
                                         and quickly implemented to meet the
                                         objectives of the advertiser;

                                    .    customized sponsorships, which are
                                         original programs specifically created
                                         for, and based upon the marketing
                                         objectives of, a specific advertiser;
                                         and

                                    .    syndicated sponsorships, which are
                                         genre-specific programs that run
                                         across a selection of our premium Web
                                         sites.

-------------------------------------------------------------------------------
  L90Targeted                     . L90Targeted enables an advertiser to run
                                    ads across 12 distinct interest categories,
                                    such as automotive, sports and technology.
                                    Our category sales specialists possess in-
                                    depth knowledge and understanding of their
                                    respective categories and can assist
                                    advertising clients in developing
                                    sophisticated ad campaigns that address
                                    audiences in these categories.

-------------------------------------------------------------------------------
  L90R&E                          . L90R&E offers broad distribution across our
   (Reach and Efficiency Network)   entire network of Web sites for advertisers
                                    interested in attaining the greatest reach
                                    for the lowest and most efficient cost.

-------------------------------------------------------------------------------
  L90D.m.                         . L90D.m. opportunities include:
   (Direct Marketing)
                                    .    L90Opt-in, which is a data-driven
                                         research tool and rewards program,
                                         enables us to develop detailed
                                         profiles of consumers by providing
                                         them with special promotions and
                                         rewards in return for sharing insight
                                         into their behaviors and interests.
                                    .    L90Link, which is a viral marketing
                                         tool that uses the entire L90 network,
                                         our adMonitor technology, and the
                                         power of word-of-mouth marketing to
                                         generate customer acquisitions.
                                         L90Link rewards users for taking
                                         advantage of promotional offers and
                                         forwarding these offers to friends and
                                         colleagues.

 Ad Serving and Tracking Technology

  Through our Web-hosted adMonitor technology, we offer advertisers and Web publishers the ability to selectively target and deliver ad campaigns that incorporate rich media and other sophisticated features. In addition, adMonitor enables advertisers to track, measure and manage the effectiveness of their ad campaigns and receive real-time reports and updates from any Web browser.

  . Ad Serving. adMonitor delivers targeted advertising campaigns quickly, consistently and on schedule. In addition, because adMonitor is a centrally served technology platform, our Web publishing clients are not required to purchase additional hardware, software or back-up systems to implement or utilize our adMonitor services. Our adMonitor system is scalable and is able to deliver sophisticated, targeted and specialized advertising campaigns virtually instantaneously. In addition, because adMonitor is capable of delivering rich media content, advertisers have the freedom to develop sophisticated advertising solutions.

  . Tracking. adMonitor allows our clients to track their advertising audience's behavior and collect this information to build proprietary databases. adMonitor tracks Web users' online behavior after they enter one of our Web publisher's sites. As a result, we are able to construct databases of user interests and purchasing habits based on their online behavior. By applying analytical tools to our databases, we are able to offer advertisers valuable demographic and psychographic information for targeting campaigns.

  . Targeting. adMonitor enables our advertising clients to target their campaigns using a wide range of parameters, including domain, content area, keyword, geography and user-profile data. By utilizing adMonitor's advanced targeting capabilities, advertisers are able to direct their campaigns at Web users who are most likely to respond.

  . Monitoring. adMonitor provides advertisers with comprehensive performance reports and the ability to adjust media plans, all in real-time. Advertisers are able to track the progress of their campaigns from their Web browsers. These reports contain detailed information such as the Web sites included in an advertising campaign, the number of impressions served, the click-through rates and the resulting sales, as well as other performance measures. In addition, they provide the information that advertisers need to actively manage their campaigns to maximize effectiveness. adMonitor is fully Web-hosted and gives advertisers the ability to optimize in real time the performance of their advertising campaigns.

  . Inventory Management. We provide our Web publishers and advertisers with detailed, real-time information about current and future ad inventory. adMonitor automatically monitors each advertising campaign in progress, adjusts the delivery of ads for variations in site traffic and updates available ad inventory based upon current advertising campaigns. Our system ensures that advertising campaigns are optimally scheduled and delivered and that our Web publishers maximize the value of their ad inventory.

Our Network of Web Publishers

  We currently represent approximately 60 Web publishers, 25 of which are in our premium category. Our premium Web publishers represent sites in our network that we believe have high brand recognition, highly innovative content, desirable demographics and high traffic volume. Our other Web publishers are generally newer Web sites that we believe have high growth potential. The decision to accept a Web publisher for representation is based on a number of criteria, including the demographics of the Web site's users, the Web site's content quality and brand name recognition, the level of existing and projected traffic on the Web site, and sponsorship opportunities.

  The following table identifies our premium Web publishers as of August 31, 1999:

                               Premium Web Sites

------------------------------------------------------    ------------------------------------------------------
 Company                  Web Address                             Company                 Web Address
------------------------------------------------------    ------------------------------------------------------
 Alloy Online, Inc.       www.alloy.com                    Liquid Audio, Inc.      www.liquidaudio.com
------------------------------------------------------    ------------------------------------------------------
 AutoFusion, Inc.         www.carprices.com                MaMaMedia, Inc.         www.mamamedia.com
                         (includes 13 shadow sites)       ------------------------------------------------------
------------------------------------------------------     Onion, Inc.             www.theonion.com
 Bell Atlantic            www.BigYellow.com               ------------------------------------------------------
   Electronic                                              Small World, Inc.       www.baseball.smallworld.com
   Commerce                                                                        www.football.smallworld.com
   Services, Inc.                                                                  www.golf.smallworld.com
------------------------------------------------------                             www.hockey.smallworld.com
 Broadband Sports, Inc.   www.athletedirect.com                                    www.hoops.smallworld.com
------------------------------------------------------                             www.tennis.smallworld.com
 click2send.com, Inc.     www.click2send.com              ------------------------------------------------------
------------------------------------------------------     Speedyclick Corp.       www.speedyclick.com
 eMachines, Inc.          www.e4me.com                    ------------------------------------------------------
------------------------------------------------------     Sportspage.com, Inc.    www.sportspage.com
 Extreme Interactive      www.scoopswrestling.com         ------------------------------------------------------
   Media, Inc.                                             Starchefs               www.starchef.com
------------------------------------------------------    ------------------------------------------------------
 Freei Network, Inc.      www.go.freei.net                 TargetMatch &           www.datingclub.com
------------------------------------------------------     NetMatch                www.jobmatch.com
 Hollywood.com, Inc.      www.hollywood.com                                        www.matchonline.com
------------------------------------------------------                             www.open4assistance.com
 IMS, Inc.                www.kanoodle.com                                         www.singlesmonthly.com
------------------------------------------------------                             www.travelmatch.com
 Infonautics Corp.        www.companysleuth.com           ------------------------------------------------------
                          www.elibrary.com                 Weider Publications      www.fitnessonline.com
                          www.encyclopedia.com                                      www.jumponline.com
                          www.jobsleuth.com                                         www.shapeonline.com
                          www.researchpaper.com           ------------------------------------------------------
                          www.sportssleuth.com             Whatis.com, Inc.        www.whatis.com
------------------------------------------------------    ------------------------------------------------------
 iware, inc.              www.iwareinc.com                 The WinSite            www.winsite.com
------------------------------------------------------      Group, Inc.
 Jameson/Gold LLC         www.aint-it-cool-news.com       ------------------------------------------------------
------------------------------------------------------
 JobsOnline, LLC          www.jobsonline.com
------------------------------------------------------

  Our entire network of Web publishers is organized into 12 categories. We determine the category of a Web site based on the primary content that it contains. Advertisers may choose to target their ads on sites within one or more of these categories. Some of our Web sites may fall into multiple categories if they provide a broad range of content.

                              Web Site Categories

      . Automotive                      . E-Commerce                           . Sports
      . Business/Finance                . Entertainment                        . Technology
      . College                         . Health/Fitness                       . Travel
      . Directories/Portals             . Kids/Teens                           . Women

Our Advertising Clients

  In connection with the representation of our Web publishers, we have developed relationships with, and continue to focus our sales and marketing efforts on, online advertisers and advertising agencies. Since inception, over 450 advertisers from a variety of industries have utilized our services. Our experienced sales and marketing organization works closely with advertisers and advertising agencies to enhance the effectiveness of their online advertising campaigns.

  Set forth below is a list of the top 20 advertisers during the six month period ended June 30, 1999:

Top 20 L90
Advertisers


       Amazon.com                  Microsoft
       Ameritech                   MotherNature.com
       CDP Entertainment           Netscape
       Deluxe Entertainment        Procter & Gamble
       Dynamic Telecommunications  Talk City
       EMI Communications          Target Match
       FTD                         U.S. West Dex
       Galaxi World                Visa
       Improvenet                  VR Services
       iVillage                    Wired Solutions


Selected Customer Applications

  The following customer case studies showcase our success and expertise in addressing and delivering advertising solutions that meet our clients' objectives.

 Tickets.com--Brand Building, Ticket Sales and Database Generation

  Tickets.com is a premier online resource for event information and tickets, updating traditional ticketing distribution practices with today's Internet technology. Tickets.com required an online advertising and marketing solution that would generate brand awareness, increase market share, drive traffic to their Web site and build a targeted database.

  Working closely with Tickets.com, our marketing and creative teams designed an integrated sponsorship program that is featured on three of our premium entertainment and sports Web sites. Our advertising solution places Tickets.com in contextually-relevant content and positions Tickets.com as the premier ticket buying and information resource. Specifically, the Tickets.com sponsorship program utilizes a combination of content integration, contextual offers, co-branded micro-sites, and sweepstakes elements to generate brand awareness for Tickets.com and drive users to the Tickets.com Web site. For example, we created a "Take Me to the Big Game" sweepstakes on Small World's Web sites that offers visitors the opportunity to win tickets to premier sporting events, including the championships of the four major professional sports.

  Additionally, our adMonitor technology enables Tickets.com to capture registration details at the Web sites on which this sponsorship is featured, as well as collect the clickstream behavior of visitors to the Web sites. Tickets.com uses this information to create user profiles based on declared and inferred behavioral data. By building this growing database of individual user profiles, Tickets.com intends to provide customized offers, such as local sports or special interest tickets, targeted to individual Web users or groups of users. This campaign demonstrates our expertise at developing multi-pronged solutions that meet an advertiser's objective and highlights adMonitor's targeting and database building capabilities.

 Visa--Preferred Card Placement, Market Share Penetration and Card Usage

  Visa, one of the premier brand names in electronic payment methods, sought a solution that would take advantage of the Internet as a new commerce vehicle. Visa's goals were to strengthen their brand recognition, reinforce current customer loyalty and increase their overall credit card market share.

  We leveraged Music Boulevard's niche as a leading e-commerce site to create a customized sponsorship for Visa. The sponsorship included static "Visa, the Preferred Card" placements throughout the Music Boulevard site, static "Visa, the Preferred Card" placements on all checkout pages of the site, and Visa sponsorship of Rocktropolis' AllStar Column, Classical Insites' Hall of Fame and Jazz Central Stations' Events on Music Boulevard. In addition, Visa was featured as the default payment choice on each checkout page on Music Boulevard. Moreover, if a user attempted to use another payment choice, the user was presented with a $2 coupon for use on future Music Boulevard purchases, provided that the user switched to Visa as the form of payment. Due to the success of the Visa campaign in increasing Visa's marketshare over its competitors, this campaign, which was originally scheduled to run for six months, was extended for an additional six months.

 iVillage--Integrated Sponsorship Across Online and Print Media

  iVillage, the leading women's community site, offers women's health and fitness information, parenting advice, financial insight, e-mail, chat rooms and personal homepages. iVillage required an advertising campaign that would grow its market share and reach a broad demographic cross-section of women.

  Our marketing and creative teams designed an innovative campaign that takes advantage of both the online and offline media properties of Weider Publications, which produces both print magazines, such as Shape, Men's Fitness and Muscle & Fitness, and Web sites, such as Fitness Online and Shape Online. Using our adMonitor technology, we serve targeted banner placements throughout Shape Online and the women-centric areas of Fitness Online, as well as run-of-site banners throughout Fitness Online. In addition to the online components, the iVillage campaign includes recurring print ads in Shape magazine. These print ads are used to build brand awareness for iVillage, to drive readers to the iVillage Web site and to promote new offerings at iVillage. This campaign has been running for over nine months and receives an average click-through rate that is twice as high as the industry average. This integrated sponsorship demonstrates our ability to couple the attributes of online and offline media properties to build an effective advertising campaign.

Privacy Concerns

  We are committed to maintaining the privacy of Web users visiting the Web sites of our publishers. In implementing any service or program designed to gather personal data about Web users, we are always mindful of our continuing commitment to uphold the privacy principles of the Direct Marketing Association. We keep all personal information obtained about these users confidential.

Sales and Marketing

  Our sales and marketing staff is trained to work strategically with our Web publishers and advertisers to develop innovative advertising solutions. We believe that advertisers desire sponsorship opportunities that go beyond the banner to include content integration, contextual sponsorships, promotions, sweepstakes, e-mail sponsorships, interstitials, custom content and other highly effective advertising tools. We have assembled a sales and marketing staff that possesses the marketing, media, creative and advertising skills required to develop these types of large, sophisticated advertising campaigns. We have close relationships with, and detailed knowledge of, our Web publishers. Consequently, we are able to work with advertisers in developing customized and effective advertising solutions.

  We sell our advertising solutions in the United States through a sales and marketing team consisting of a total of 59 employees as of August 31, 1999. Our sales and marketing team is organized in a matrix fashion and includes account executives, who sell all of our Web site ad inventory, and category sales specialists, who focus on a specific field of content. Currently, our sales and marketing team is organized according to five geographic regions.

  Our experienced Web publisher and advertiser sales and marketing personnel use a variety of marketing programs to generate demand for our products and services, build market awareness, develop customer leads and establish business relationships. Our marketing activities include public relations, print advertisements, online advertisements and direct marketing, Web advertising seminars, trade shows, special events, sponsorships and ongoing customer communications programs.

Technology Platform

  We have developed a powerful, centralized ad serving and tracking system. adMonitor is a modular, scalable and versatile system with the ability to adapt to specific advertiser and Web publisher needs. Complex and sophisticated ad campaigns can be quickly developed and implemented using our technology. adMonitor supports most leading Web tools and technologies, including JAVA, Java Script, RealAudio, Enliven and VRML and is capable of delivering sophisticated advertising campaigns containing rich media, interstitials and pop-up boxes. Moreover, adMonitor is compatible with most leading host servers.

  adMonitor functions on a fully redundant, high performance system built with an emphasis on capacity and speed. We use a combination of products from Sun Microsystems, Cisco Systems, Microsoft, Oracle, 3Com and F5 Labs to support adMonitor's scalability and reliability. adMonitor is deployed on hardware resident in multiple, secure data centers located across the United States in three facilities operated by Exodus Communications, where technical support is provided 24 hours a day, seven days a week.

Competition

   The online advertising market is extremely competitive. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

  . the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

  . the continued and increasing acceptance by advertisers of the Internet as an effective and cost-efficient means of advertising;

  .  the ability to adapt to the rapidly changing trends of the Internet;

  .  our customer service and support efforts;

  .  our sales and marketing efforts;

  . our ability to adapt and scale our technology as customer needs change and grow; and

  . the ease of use, performance, price and reliability of solutions developed either by us or our competitors.

  As we expand the scope of our Web services, we may face greater competition from a number of Web sites and other media companies across a wide range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other factors. Several companies offer competitive products or services through Web advertising networks, including 24/7 Media, DoubleClick and Flycast Communications. Our business may also encounter competition from providers of advertising inventory and database management products and related services, including AdForce, DoubleClick, Engage Technologies and NetGravity. In addition, we may face potential competition from a number of large Web publishers and Web search engine companies, such as America Online, Excite@Home, Infoseek and Yahoo!. We also compete with television, radio, cable and print for a share of the overall advertising budgets of advertisers.

  Many of our existing competitors, as well as a number of potential new competitors, have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to develop, promote and sell their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. Our competitors may develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We may not be able to compete successfully, and competitive pressures may cause our business, results of operations and financial condition to suffer.

Intellectual Property Rights

  Our success and ability to compete are substantially dependent on our internally developed technologies, including adMonitor, and trademarks that we protect through a combination of intellectual property laws. We have applied to register trademarks in the United States. We cannot guarantee that any of our trademark registrations will be approved. Even if they are approved, these trademarks might be successfully challenged by others or invalidated. Furthermore, if our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks will be restricted unless we enter into arrangements with these third parties. We cannot assure you that we can enter into arrangements with these third parties on commercially reasonable terms.

  We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our advertising solutions or technologies. Our precautions may not prevent misappropriation of our advertising solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our rights as fully as in the United States.

  Our technology collects and utilizes data derived from user activity on the Internet. This information is used for targeting advertising and predicting advertising performance. Although we believe that we generally have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for this information. In addition, others may claim rights to this information. Furthermore, we cannot guarantee that any of our other intellectual property rights will be viable or valuable in the future since the validity, enforceability and scope of protection of intellectual property rights in Internet related industries is uncertain and still evolving. In addition, third parties may assert infringement claims against us. Any claims could subject us to significant liability for damages and could result in the invalidation of our intellectual property rights. In addition, any claims could result in litigation, which would be time-consuming and expensive to defend, and divert our time and attention. Even if we prevail, this litigation could cause our business, results of operations and financial condition to suffer. Any claims or litigation from third parties may also result in limitations on our ability to use the intellectual property subject to these claims or litigation unless we enter into arrangements with the third parties responsible for these claims or litigation, which could be unavailable on commercially reasonable terms. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our position in the marketplace, rather than the legal protection of our technology. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

  DoubleClick was recently awarded a patent on certain aspects of its ad delivery technology. The DoubleClick patent may cover some of the technology we use in our advertising solutions. We have not received any notification from DoubleClick alleging that our technology infringes on its patent. We are currently evaluating the merits and validity of the DoubleClick patent as it pertains to our technology. We cannot assure you that the options available to us will be reasonably available, adequate or cost effective. Moreover, if we are unable to distinguish our technology from the technology covered under the DoubleClick patent or if the DoubleClick patent is not invalidated, we may be limited in our ability to use our technology or may be required to license the use of our technology from DoubleClick. We cannot assure you that we can enter into a licensing agreement with DoubleClick on commercially reasonable terms, if at all.

Employees

  As of August 31, 1999, we had 94 full-time employees, including 59 in sales and marketing, 22 in engineering and product development and 13 in accounting, human resources, business operations and administration. In addition, we had three part-time employees. We are not subject to any collective bargaining agreements and believe that our employee relations are excellent. Our future success depends in part on our ability to attract, retain, integrate and motivate highly-skilled employees. Competition for employees in the industry is intense.

Legal Proceedings

  We may become subject to legal proceedings from time to time in the ordinary course of our business. We are not currently involved in any litigation which we believe will materially and adversely affect us.

Facilities

  Our principal executive offices are located in Santa Monica, California, where we lease approximately 11,000 square feet under a lease that expires on December 31, 2000. We also lease approximately 6,000 square feet of space in another facility in Santa Monica, California. In addition, we lease space for our sales and marketing efforts in Chicago; Franklin, Michigan; New York; and San Francisco. Our adMonitor ad serving and tracking software and hardware is housed in Irvine and Santa Clara, California and Sterling, Virginia. These three facilities provide us with a secure area to store and operate our computer systems and capacity for communications links and Internet connectivity systems. We are continually evaluating our facility requirements. We believe that our existing leased space is more than adequate for our current operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers and their positions and ages, as of August 31, 1999, are as follows:

   Name                            Age Position
   ----                            --- --------
   William M. Apfelbaum........... 52  Chairman of the Board of Directors
   John C. Bohan.................. 34  President, Chief Executive Officer and
                                        Director
   Thomas A. Sebastian............ 34  Senior Vice President, Chief Financial
                                        Officer and Assistant Secretary
   Mark D. Roah................... 30  Senior Vice President of Business
                                        Development and Director
   Christopher J. Cardinali....... 35  Vice President of Northwestern Sales,
                                        Secretary and Director
   Frank A. Addante............... 23  Chief Technology Officer
   Peter G. Diamandis............. 67  Director
   Peter E. Ligeti................ 44  Director
   Glenn S. Meyers................ 38  Director
   G. Bruce Redditt............... 48  Director
   Peter Sealey................... 59  Director

  William M. Apfelbaum has served as our Chairman of the Board and a director since September 1998. Mr. Apfelbaum has been the President and Chief Executive Officer of TDI Worldwide, a wholly-owned subsidiary of CBS, since 1989. Mr. Apfelbaum is also the founder of CBS Plus which oversees advertising sales across all seven of CBS's media divisions, including their Internet-based properties. Mr. Apfelbaum graduated with a B.A. from New York University. He has guest lectured at the Harvard Business School, the London Business School and New York University's Stern School of Business.

  John C. Bohan has served as our President and Chief Executive Officer and a director since our inception. Mr. Bohan is a co-founder of L90. From April 1995 to December 1996, he was Executive Vice President for Screaming Media, formerly known as Interactive Connection. From August 1994 until March 1995, Mr. Bohan served as an advertising sales Account Executive for USA Networks. Mr. Bohan worked as a cable advertising sales Account Executive for Landmark Communications in both New York City and Los Angeles from February 1990 to August 1994. Mr. Bohan graduated with a B.A. in Economics from Middlebury College.

  Thomas A. Sebastian has served as Chief Financial Officer, Senior Vice President and Assistant Secretary of L90 since July 1999. Between June 1997 and June 1999, Mr. Sebastian served as Vice President of Finance of Fair, Isaac & Company. Between May 1996 and May 1997, he was a Vice President, Corporate Finance, at Volpe, Brown, Whelan & Company. Between June 1994 and May 1996,
Mr. Sebastian worked as Corporate Finance Manager at Hewlett-Packard Company. Mr. Sebastian graduated with a B.S. in Computer Science from the University of Virginia and an M.B.A. from the Anderson School at UCLA.

  Mark D. Roah has served as our Senior Vice President of Business Development since April 1999 and has served as a director of L90 since our inception. Mr. Roah is a co-founder of L90. From January 1997 to April 1999, he served as our Vice President of Southwestern Sales. Between January 1996 and December 1996, Mr. Roah worked as an Account Executive at Screaming Media, formerly known as Interactive Connection. From August 1992 until November 1994, Mr. Roah worked as a Financial Analyst at Shaman Pharmaceuticals and between November 1994 and December 1995 he was a Marketing Manager for ICS Communications. Mr. Roah graduated with a B.S. in Finance from San Francisco State University.

  Christopher J. Cardinali has served as our Vice President of Northwestern Sales and Secretary and has served as a director since our inception. Mr. Cardinali is a co-founder of L90. Between January 1996 and December 1996, Mr. Cardinali worked as an Account Executive at Screaming Media, formerly known as Interactive Connection. Between June 1995 and December 1995, he was a consultant for Halo Interactive. Mr. Cardinali graduated with a B.A. in Economics and Philosophy from Boston College and also received an M.B.A. from the Anderson School at UCLA.

  Frank A. Addante has served as our Chief Technology Officer since February 1998. Between January 1995 and February 1998, Mr. Addante served as Vice President of ReaXions, Inc., an Internet advertising and e-commerce technology development company. Between January 1997 and February 1998, ReaXions provided technology consulting services to L90, during which time Mr. Addante served as our primary contact within ReaXions. Prior to January 1995, Mr. Addante attended the Illinois Institute of Technology.

  Peter G. Diamandis has served as one of our directors since August 1999. Mr. Diamandis is currently a managing member of DigaComm, L.L.C., a private investment firm. Between February 1991 and September 1996, he served as Vice Chairman of DM Holdings, Inc., the parent company of Donnelley Marketing, Inc. Mr. Diamandis was also the founder or publisher of several popular magazines, including Self Magazine, New York and Mademoiselle. Mr. Diamandis serves on the board of directors of Big Flower Press Holdings, Inc. Mr. Diamandis graduated with a B.S. in Finance from Bucknell University.

  Peter E. Ligeti has served as a director of L90 since August 1999. Since 1988, Mr. Ligeti has been a General Partner of Keystone Venture Capital, a Philadelphia-based venture capital firm, where he has managed many of Keystone's technology-related investments and provided financing to emerging growth companies. Mr. Ligeti has represented Keystone on the boards of such companies as Solbright, Nettech, BATNET, Hollywood Stock Exchange, Integrated Circuit Systems, Paradigm Software Technologies, Ansoft, Infonautics and National Medical Technologies. Mr. Ligeti graduated with a B.A. from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.


  Glenn S. Meyers has served as one of our directors since September 1999. Since April 1998, Mr. Meyers has served as a director and the President and Chief Executive Officer of Rare Medium Group, Inc. Mr. Meyers has also served as a director and Chief Executive Officer of Rare Medium, Inc. since September 1995. Prior to September 1995, Mr. Meyers served as President of Brookridge Capital Management, an Internet venture capital firm. Mr. Meyers graduated with a B.S. from the University of Florida School of Business Administration.

  G. Bruce Redditt has served as one of our directors since September 1999. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom Group Inc. His duties include overseeing Communicade, a division of Omnicom Group that holds investment positions in companies specializing in Web-based, interactive media services. Between July 1995 and April 1998, Mr. Redditt served as Executive Vice President of Sony Pictures Entertainment. Between July 1986 and June 1995, Mr. Redditt held a number of communication positions within GTE Corporation, last as Corporate Vice President. Mr. Redditt graduated with a B.S. from Florida State University.

  Peter Sealey has served as one of our directors since August 1999. Dr. Sealey has been a Lecturer and an Adjunct Professor of Marketing at the Haas School of Business at the University of California, Berkeley since 1994. In addition, during the same period Dr. Sealey has been self-employed as a management consultant. Dr. Sealey was employed by the Coca-Cola Company for 24 years, where he held a series of senior management positions, including Senior Vice President, Global Marketing. Dr. Sealey serves on the board of directors of Autoweb.com, Cybergold, Inc. and USWeb Corporation. Dr. Sealey graduated with a B.S. from the University of Florida, an M.I.A. from Yale University, and an M.A. and a Ph.D. from Claremont Graduate University.

Composition of the Board

  Our board of directors has nine authorized members. Pursuant to our certification of incorporation and a stockholders agreement to which substantially all our stockholders are a party, one director is to be elected by the holders of the Series A preferred stock, three are to be elected by the holders of the Series B preferred stock, one is to be elected by the holders of the Series C preferred stock (which member is to be designated by Rare Medium Group, Inc.) and four are to be elected by the holders of the common stock, one of whom is to be nominated by the other eight directors. These election rights of the Series A, Series B preferred and Series C preferred stockholders will expire upon the closing of this offering upon conversion of their preferred stock into common stock. The stockholders agreement will also expire at that time. Thereafter, all directors will be elected by the holders of common stock. Members of the board of directors will be elected each year at our annual meeting of stockholders, and serve until the following annual meeting of stockholders or until their respective successors have been elected and qualified.

Board Committees

  We have established an audit committee, comprised of Mr. Ligeti and Mr. Diamandis, and a compensation committee, comprised of Mr. Apfelbaum and Mr. Sealey. The audit committee reviews our internal accounting procedures and consults with and reviews the results and scope of the audit and other services provided by our independent accountants. The compensation committee administers our stock option plans and reviews and approves the compensation and benefits for our key executive officers. This committee also establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

  Other than reimbursing directors for customary and reasonable expenses of attending board and committee meetings, we do not currently compensate our non-employee directors.

Employment Agreements

  In September 1999, we entered into at-will employment agreements with each of Messrs. Bohan, Sebastian, Roah, Cardinali and Addante. These agreements provide for annual base salaries of $58,000, $130,000, $15,000, $60,000 and $60,000, respectively. In addition, these agreements provide for sales commissions for Messrs. Bohan, Cardinali and Roah in accordance with our policy in effect from time to time. Each agreement provides for an initial two-year term, and is automatically renewed for successive one-year terms, unless otherwise terminated in writing by us or the employee prior to 30 days before the expiration of the initial term or any successive term. These agreements provide for customary benefits and for the ongoing payment to each of these employees of their base salaries for the balance of the initial term or any successive term if he is terminated without cause.

Executive Compensation

  The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 in 1998 for services rendered to L90 in all capacities during 1998 (collectively, the "Named Executives").

                           Summary Compensation Table

                                                         Long-Term
                           Annual                      Compensation
                        Compensation                      Awards
Name and Principal      ------------  Other Annual   Shares Underlying  All Other
Position                   Salary    Compensation(1)      Options      Compensation
------------------      ------------ --------------- ----------------- ------------
John C. Bohan..........   $60,000       $242,000            --              --
  President and Chief
   Executive Officer
Christopher J.
 Cardinali.............   $60,000       $ 63,000          200,000          $400(2)
  Vice President of
   Northwestern Sales
Mark D. Roah...........   $15,000       $109,000          200,000          $400(2)
  Senior Vice President
   of Business
   Development

--------
(1) The amounts listed in "Other Annual Compensation" is comprised solely of sales commissions.
(2) This amount represents a vehicle allowance.

Option Grants in 1998

  The following table sets forth information regarding options granted to the Named Executives during the year ended December 31, 1998. We have not granted any stock appreciation rights. Options were granted at an exercise price equal to the fair market value of the common stock at the date of the grant. In determining the fair market value of the common stock, the board of directors considered various factors, including recent arms' length transactions, our financial condition and business prospects, operating results, the absence of a market for the common stock and the risks normally associated with investments in companies engaged in similar businesses. The term of each option granted is generally 10 years from the date of grant. Options may terminate before their expiration dates, if the optionee's status as an employee is terminated or upon the optionee's death or disability.

                                                                               Potential
                                                                            Realizable Value
                                                                               at Assumed
                                                                            Annual Rates of
                                                                              Stock Price
                                                                            Appreciation for
                                         Individual Grants                   Option Term(1)
                         -------------------------------------------------- ----------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to
                          Options   Employees  Exercise Price  Expiration
Name                      Granted    in 1998     Per Share        Date         5%      10%
----                     ---------- ---------- -------------- ------------- ------- --------
John C. Bohan...........     --         --           --            --         --       --
Christopher J.
 Cardinali..............  200,000     41.25        $0.25      Dec. 31, 2007 $81,444 $129,687
Mark D. Roah............  200,000     41.25        $0.25      Dec. 31, 2007 $81,444 $129,687

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of our stock price. The amounts reflected in the table may not be achieved.

1998 Year-Ended Option Values

  The following table sets forth for each of the Named Executives certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of our common stock as of December 31, 1998. None of the Named Executives exercised any options in 1998.

                            Number of Securities      Value of Unexercised
                           Underlying Unexercised         In-the-Money
                             Options at FY-End        Options at FY-End(1)
                         -------------------------- -------------------------
Name                     Exerciseable Unexercisable Exercisable Unexercisable
----                     ------------ ------------- ----------- -------------
John C. Bohan...........      --           --           --           --
Christopher J.
 Cardinali..............   100,000       100,000      $75,000      $75,000
Mark D. Roah............   100,000       100,000      $75,000      $75,000

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option as of December 31, 1998 ($1.00 per share as determined by the Board of Directors) and the exercise price of the Named Executive's options. In determining the fair market value of L90's common stock, the board of directors considered various factors, including L90's financial condition and business prospects, its operating results, the absence of a market for its common stock and the risks normally associated with technology companies.

1999 Stock Incentive Plan

  Our 1999 Stock Incentive Plan was adopted by the board of directors on April 30, 1999, and provides for awards or sales of shares and options (including incentive stock options and nonstatutory stock options). A total of 2,500,000 shares of common stock has been reserved for issuance under our 1999 Stock Incentive Plan.

  Our 1999 Stock Incentive Plan is administered by our compensation committee of the board of directors. The board of directors may amend our 1999 Stock Incentive Plan as it desires without further action by our stockholders except as required by applicable law. Our 1999 Stock Incentive Plan will remain in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

  The consideration for each award under our 1999 Stock Incentive Plan will be established by the administrator, but in no event will the option price for any award be less than 100% of the fair market value of the stock on the date of the grant. In the event that an employee recipient of incentive stock options under our 1999 Stock Incentive Plan holds 10% or more of our outstanding common stock on the date of the grant, the option price for these options may not be less than 110% of the fair market value of the stock on the date of the grant. Awards will have such terms and be exercisable in such manner and at such times as the administrator may determine. However, each option must expire within a period of not more than 10 years from the date of grant.

  Our 1999 Stock Incentive Plan provides that, in the event of a change in our capitalization, outstanding options, restricted shares and options available for grant under the 1999 Stock Incentive Plan will be subject to adjustment in the discretion of the administrator.

  As of August 31, 1999, options to purchase up to 2,184,600 shares of common stock had been granted under our 1999 Stock Incentive Plan. These options have an exercise price of $2.35 per share and were held by 91 persons.

                           RELATED PARTY TRANSACTIONS

Founder Transactions

  Beginning in January 1998, we sold an aggregate of 10,000,000 shares of common stock to founders and key executive officers at a value of $0.25 per share. These purchasers were John C. Bohan (9,025,000 shares), Mark Roah (300,000 shares), C.J. Cardinali (300,000 shares), Todd Taplin (200,000 shares), Frank Addante (100,000 shares) and Neal Weinberg (75,000 shares). The consideration tendered by Messrs. Bohan, Roah, Cardinali and Taplin was the contribution of the operating business of John Bohan & Associates, LLC. Messrs. Addante and Weinberg tendered promissory notes in consideration for their shares.

Preferred Stock Financings

  We used the funds raised in each of the preferred stock financings described below:

  .  to expand our business operations;

  .  to hire additional personnel;

  .  to provide additional services; and

  . for other general corporate purposes related to the expansion of our business.

 Series A Preferred Stock Financing

  On September 16, 1998, in a private placement transaction, we issued 2,000 shares of Series A preferred stock to William Apfelbaum at $1,000 per share, convertible into common stock at the conversion price per share of $0.80. The number of shares of common stock into which the Series A preferred stock will convert is an aggregate of 2,500,000 shares. In connection with sale of Series A preferred stock, Mr. Apfelbaum was granted a right upon the occurrence of certain events to require us to repurchase the Series A preferred stock and any shares of common stock issued upon conversion of the Series A preferred stock held by Mr. Apfelbaum. Mr. Apfelbaum irrevocably waived his right to exercise this right in August, 1999. Mr. Apfelbaum, our chairman, was issued a warrant to purchase up to 657,890 shares of our common stock at a price per share of $1.14. The holder of the Series A preferred stock is entitled to incidental registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. See "Description of Capital Stock--Registration Rights." The holder of the outstanding shares of Series A preferred stock is entitled to receive, upon conversion of shares of Series A preferred stock into common stock, a dividend in cash accruing from September 16, 1998, at an annual rate of $40 per share of Series A preferred stock so converted. The holder of Series A preferred stock has the right to elect one member of the board of directors. To date, the holder of the Series A preferred stock has designated William Apfelbaum to the board of directors. All shares of Series A preferred stock will automatically convert into shares of common stock upon the closing of the offering.

 Series B Preferred Stock Financing

  In a private placement transaction, which closed in September 1999, we issued a total of 4,107,044 shares of Series B preferred stock at $2.35 per share convertible into common stock at a one-to-one ratio. The principal purchasers of the Series B preferred stock included DigaComm (L90), L.L.C. and Keystone Venture V, L.P. DigaComm (L90), L.L.C. also purchased a warrant to acquire up to 530,946 shares of our common stock at a price per share of $3.53. Unless previously exercised, this warrant will automatically be exercised on a
cashless basis into          shares of common stock upon the closing of the
offering. The holders of the Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock--Registration Rights." The holders of the outstanding shares of

Series B preferred stock are entitled to receive, upon conversion of shares of Series B preferred stock into common stock, a dividend in cash accruing from August 6, 1999, at an annual rate of $0.14 per share of Series B preferred stock so converted. The holders of Series B preferred stock collectively have the right to elect three members of the board of directors. To date, the holders of the Series B preferred stock have designated Peter Diamandis, Peter Ligeti and Peter Sealey to the board of directors. All shares of Series B preferred stock will automatically convert into shares of common stock upon the closing of the offering.

 Series C Preferred Stock Financing

  In a private placement transaction, which closed in September 1999, we issued a total of 1,307,190 shares of Series C preferred stock at $3.06 per share convertible into common stock at a one-to-one ratio. The purchasers of the Series C preferred stock were Development Ventures (Two) Inc. and Rare Medium Group, Inc. Development Ventures (Two) Inc. purchased a warrant to acquire up to an additional 1,011,044 shares of our common stock at a price of $3.06. Rare Medium Group, Inc. purchased a warrant to acquire up to an additional 900,000 shares of our common stock at a price of $3.06. Unless previously exercised, both warrants will automatically be exercised on a cashless basis into shares of common stock upon the closing of this offering. The holders of Series C preferred stock have registered the re-sale of the shares of common stock issued or issuable upon conversion of the Series C preferred stock and exercise of their warrants on the registration statement of which this prospectus is a part. However, these stockholders have agreed not to sell any of these shares for at least 180 days after commencement of this offering, and one-half of their shares until 270 days after commencement of this offering. See "Description of Capital Stock--Registration Rights." The holders of the outstanding shares of Series C preferred stock are entitled to receive, upon conversion of shares of Series C preferred stock into common stock, a dividend in cash accruing from September 22, 1999, at an annual rate of $0.18 per share of Series C preferred stock so converted. The holders of Series C preferred stock collectively have the right to elect one member of the board of directors, which member shall be designated by Rare Medium for so long as it and its affiliates hold at least 50 percent of the outstanding shares of Series C preferred stock. Rare Medium has designated Glenn S. Meyers to the board of directors. All shares of Series C preferred stock will automatically convert into shares of common stock upon the closing of the offering.

Warrants

  On June 7, 1999, we issued to The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. four warrants to purchase up to an aggregate of 500,000 shares of common stock, later adjusted to an aggregate of 225,000 shares of common stock, at an initial purchase price of $1.60 per share, subject to adjustment. These warrants may be exercised on a cashless basis. These warrants expire on the earlier of June 7, 2005, or the fifth anniversary of this offering. Warrants to purchase up to 125,000 shares of common stock, to the extent not previously exercised, may be exchanged at the election of the holder within 180 days of the closing of this offering for warrants to purchase up to 250,000 shares of common stock.

  On August 13, 1999, we issued to William Apfelbaum a warrant to purchase up to 530,946 shares of common stock, at an exercise price of $3.53 per share. This warrant will automatically convert into the right to receive 530,946 shares of common stock immediately prior to the closing of the offering.

Shareholders Agreement

  In connection with the financings described above, substantially all of our stockholders entered into an agreement with us which provides for specified voting for our board of directors and requires that certain corporate activities be approved by our stockholders. This agreement also contains various other rights. However, the provisions of this agreement will terminate upon the closing of this offering and with the conversion at that closing of all of our preferred stock into common stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of our common stock as of September 22, 1999, and as adjusted to reflect this offering and the conversion of the preferred stock into common stock, and the cashless exercise of certain warrants, upon the closing of this offering, for each of the following persons:

  . each person or entity who we know to beneficially own 5% or more of the outstanding common stock,

  .  each of the Named Executives,

  .  each of our directors, and

  .  all of our directors and executive officers as a group.

  Unless otherwise indicated, the address of each beneficial owner listed below is c/o L90, Inc., 2020 Santa Monica Boulevard, Suite 400, Santa Monica, California 90404.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable, within 60 days of August 31, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                          Shares Bneficially
                                 Shares Beneficially         Owned After
                               Owned Prior to Offering         Offering
                               ---------------------------------------------
                                  Number        Percent     Number   Percent
                               --------------- --------------------- -------
Named executive officers and
 directors:
  John C. Bohan (1)...........       9,025,000             9,025,000
  William M. Apfelbaum (2)....       3,688,836             3,688,836
  Peter E. Ligeti (3).........       1,699,028             1,699,028
  Glenn S. Meyers (4).........       1,653,595             1,653,595
  Peter G. Diamandis (5)......       1,380,460             1,380,460
  Christopher J. Cardinali
   (6)........................         500,000               500,000
  Mark D. Roah (7)............         500,000               500,000
  Thomas A. Sebastian.........       --                       --
  Frank A. Addante (8)........         600,000               600,000
  Peter Sealey................          40,000                40,000
  Gerald B. Redditt...........       --                       --
Other 5% Stockholders:
  Keystone Venture V, L.P.
   (9)........................       1,699,028             1,699,028
    1601 Market Street, Suite
     2500
    Philadelphia, PA 19103
  Development Ventures (Two)
   Inc. (10)..................       1,664,639             1,664,639
    51 Twin Pond Lane, New
     Canaan, CT 06840
  Rare Medium Group, Inc.
   (11).......................       1,553,595             1,553,595
    44 West 18th Street, New
     York, NY 10011
  DigaComm (L90), L.L.C.
   (12).......................       1,380,460             1,380,460
    400 North Michigan Avenue,
     Suite 520
    Chicago, IL 60611
All directors and executive
 officers as a group
  (11 persons)................      19,086,919            19,086,919

--------
 (1) Includes 855,000 shares on which Mr. Bohan has granted options to other key employees of L90.

 (2) Includes (i) 2,500,000 shares issuable upon conversion of 2,000 shares of Series A preferred stock, (ii) 657,890 shares issuable upon conversion of a warrant at an exercise price of $1.14 per share, and (iii) 530,946 shares issuable upon exercise of a warrant at an exercise price of $3.53 per share.

 (3) Reflects 1,699,028 shares beneficially owned by Keystone Venture V, L.P., of which Mr. Ligeti is a general partner.

 (4) Includes (i) 1,553,595 shares beneficially owned by Rare Medium Group, Inc., of which Mr. Meyers serves as President and Chief Executive Officer, and (ii) 100,000 shares issuable upon exercise of stock options at a price of $3.06 per share, which are presently exercisable or will become exercisable within 60 days from August 31, 1999.

 (5) Reflects 1,380,460 shares beneficially owned by DigaComm (L90), L.L.C., the parent of which Mr. Diamandis is a managing member.

 (6) Includes 200,000 shares issuable upon exercise of stock options at a price of $.25 per share, which are presently exercisable or will become exercisable within 60 days from August 31, 1999.

 (7) Includes 200,000 shares issuable upon exercise of stock options at a price of $.25 per share, which are presently exercisable or will become exercisable within 60 days from August 31, 1999.

 (8) Includes 500,000 shares issuable upon exercise of stock options at a price of $2.35 per share, which are presently exercisable or will become exercisable within 60 days from August 31, 1999.

 (9) Includes 1,699,028 shares issuable upon conversion of a like number of shares of Series B preferred stock.

(10) Includes (i) 653,595 shares issuable upon conversion of a like number of shares of Series C preferred stock, and (ii) 1,011,044 shares issuable upon exercise of a warrant at an exercise price of $3.06 per share.

(11) Includes (i) 653,595 shares issuable upon conversion of a like number of shares of Series C preferred stock, and (ii) 900,000 shares issuable upon exercise of a warrant at an exercise price of $3.06 per share.

(12) Includes (i) 849,514 shares issuable upon conversion of a like number of shares of Series B preferred stock, and (ii) 530,946 shares issuable upon exercise of a warrant at an exercise price of $3.53 per share.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions of our capital stock and relevant provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

  We are authorized to issue up to 80,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

  As of August 31, 1999, there were 10,000,000 shares of common stock outstanding held of record by six stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of an aggregate
of          shares of common stock to reflect:

  .  the offering;

  .  the conversion of all outstanding preferred stock; and

  .  the cashless exercise of certain warrants,

there will be approximately             shares of common stock outstanding upon
the closing of this offering.

  All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of the offering will be fully paid and nonassessable. Holders of common stock are entitled to one vote per share in all matters to be voted on by the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, after prior distribution rights of shares of preferred stock then outstanding, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

  Under our certificate of incorporation, the board of directors is authorized, without further stockholder approval, to issue up to 15,000,000 shares of preferred stock in one or more series and to designate and alter all rights (including voting rights), preferences, privileges and qualifications, limitations, restrictions granted to or imposed upon any wholly unissued series of stock. Our board of directors is also authorized to determine the number of shares constituting any such series and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. Our board of directors may authorize the issuance of preferred stock with voting, conversion or other rights that are senior to the rights of the holders of common stock. To date, 8,002,000 shares of preferred stock have been designated as Series A, Series B and Series C preferred stock, leaving 6,998,000 shares available for designation in the future.

  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of L90 or to make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. Upon the closing of the offering, no shares of preferred stock will be outstanding and we have no current plans to issue any of the preferred stock. See "Related Party Transactions."

Registration Rights

  The Stock Purchase and Stockholders Agreement dated September 16, 1998, among L90 and the holders of 12,500,000 shares of common stock and securities convertible into common stock, provides that the holder of the Series A preferred stock is entitled to certain registration rights.

  . Piggyback registration rights. The holder of our Series A preferred stock may request to have its shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or the account of any of our stockholders. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that an underwriter may impose. The holder has waived his registration rights in connection with this offering.

  The Registration Agreement dated August 6, 1999, among L90 and the holders of 4,107,044 shares of our Series B preferred stock, provides that the holders are entitled to certain registration rights.

  . Demand registration rights. Commencing 270 days after the closing of this offering, the holders of a majority of the shares issued upon conversion of our Series B preferred stock have the right to demand that we register their shares under the Securities Act. The holders may exercise their demand registration rights up to two times on Form S-1 and an unlimited number of times on Form S-3, provided that the value of the shares to be registered is at least $5,000,000.

  . Piggyback registration rights. The holders of the shares issued upon conversion of our Series B preferred stock may request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or the account of any of our stockholders. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that an underwriter may impose. The holders have waived their registration rights in connection with this offering.

  The Series C Registration Agreement dated September 22, 1999, among L90 and the holders of 1,307,190 shares of Series C preferred stock, provides that the holders are entitled to have their shares of common stock issuable upon conversion of the Series C preferred stock, as well as the common stock issuable upon exercise of their warrants, registered on the same registration statement of which this prospectus is a part. The total number of these shares is 3,218,234 and they are included in a separate resale prospectus. However, these holders have agreed not to sell any of these shares until 180 days after commencement of this offering, at which time they may sell one-half of their shares. These holders have also agreed that they will not sell the other one-half of their shares until 270 days after commencement of this offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law and L90's Certificate of Incorporation and Bylaws

  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Generally, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  Upon completion of the offering, there will be approximately shares of common stock and 6,998,000 shares of preferred stock available for future issuance. Delaware law does not require stockholder approval for the issuance of authorized shares, or to designate price, rights, preferences, privileges and restrictions, including voting rights, of the preferred stock. The additional shares may be used for a variety of corporate purposes. The issuance of common stock or preferred stock may have the effect of delaying, deferring or preventing a change in control by making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Indemnification of Directors, Officers and Agents and Limitation of Liability

  Our certificate of incorporation includes a provision that eliminates the personal liability of our directors, officers and agents for monetary damages for breach of fiduciary duty as a director, officer or agent, except:

  . for any breach of the director's, officer's or agent's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful dividends and stock purchases under section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director, officer or agent derived an improper personal benefit.

  Our bylaws provide that:

  . we must indemnify our directors, officers and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  . we must advance expenses, as incurred, to our directors, officers and agents in connection with any legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors, officers and agents, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and agents under these indemnification provisions.

  We have entered into an agreement with each of our directors and officers that, among other things, indemnifies him or her for certain expenses, including attorneys' fees and associated legal expenses, judgments and fines and amount paid in settlement, actually and reasonably incurred by him or her in connection with any action, suit or proceeding arising out of his or her services as our director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions on our behalf, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our directors and officers.

  At present, there is no pending litigation or proceeding involving any of our directors, officers or agents for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services. Its telephone number for such purposes is (213) 553-9700.

Listing

  We have applied for quotation of our common stock on the Nasdaq National Market under the trading symbol "LNTY."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Upon completion of
this offering, we will have outstanding an aggregate of          shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, other than the cashless
exercise of warrants to acquire        shares of common stock upon the closing
of this offering. Of these shares, the          shares sold in the offering
will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of rule 144 described below. All other outstanding shares not sold in this offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

  Approximate Number of
   Shares Eligible For
       Future Sale                                 Date
  ---------------------                            ----

      ................... After the date of this prospectus, freely tradeable shares sold in this offering.

 1,609,117............... After 180 days from the date of this prospectus, a
                          180-day lock-up is released and these shares are
                          freely tradeable.

      ................... After 180 days from the date of this prospectus, a
                          180-day lock-up is released and these shares are
                          saleable under Rule 144 (subject, in some cases, to
                          volume limitations) or Rule 701.

      ................... After 180 days from the date of this prospectus, restricted securities that are held for less than one
                          year and are not yet saleable under Rule 144.

 1,609,117............... After 270 days from the date of this prospectus, a
                          270-day lock-up is released and these shares are
                          freely tradeable.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year (including the holding period of any prior owner, except if the prior owner was one of our affiliates) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of our common stock then outstanding (which
     will equal approximately             shares immediately after this
     offering); or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about L90.

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except one of our affiliates), is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, 144(k) shares could be sold immediately upon the completion of this offering.

  Under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144. However, because all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may be sold 90 days after this offering only if the holder obtains the prior written consent of SG Cowen Securities Corporation.

  All of our officers, directors, and other existing stockholders have agreed not to sell, transfer, offer, or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of SG Cowen Securities Corporation for a period of 180 days after the date of this prospectus.

  Upon completion of this offering, the holders of certain shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock-Registration Rights." Registration of these shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by our affiliates) immediately upon the effectiveness of a registration. Furthermore, the resale of up to 3,218,234 shares issuable to two of our stockholders upon conversion of their Series C preferred stock and exercise of their warrants have been registered on the same registration statement of which this prospectus is a part. However, these stockholders have agreed not to sell any of these shares until 180 days after commencement of this offering, and not to sell one-half of these shares until 270 days after commencement of this offering.

  We intend to file a registration statement under the Securities Act covering shares of our common stock reserved for issuance upon exercise of options granted under our 1999 Stock Incentive Plan and options granted outside of this Plan. See "Management-1999 Stock Incentive Plan." This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to the 180-day lock-up period and to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market, unless these shares are subject to vesting restrictions with us. A total of 3,395,000 shares have been reserved for issuance upon exercise of options granted under our 1999 Stock Incentive Plan and options granted outside of this Plan. As of August 31, 1999, options to purchase 3,079,600 shares of our common stock were issued and outstanding. As of that date, 601,666 of these options had vested and were therefore exercisable.

  As of August 31, 1999, we had outstanding warrants to purchase 1,944,781 shares of common stock. If these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144. However, warrants to purchase 2,972,936 shares are subject to a cashless exercise provision upon the closing of this offering which would
result in the issuance of     shares of common stock. These shares would be
saleable under Rule 144 one year after the issuance of the warrants.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the common stock applicable to non-U.S. holders of common stock. For purposes of this discussion, a non-U.S. holder is any holder of common stock that, for U.S. federal income tax purposes, is not a U.S. person (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder's particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. L90, Inc. has not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

For purposes of this discussion, the term U.S. person means:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof that is subject to U.S. federal income tax on a net basis in respect of income or gain with respect to the common stock of L90, Inc.;

  . an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Dividends

  A dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder or a "permanent establishment" or fixed base in the United States of such non-U.S. holder are exempt from that withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

  In addition to the graduated tax described above, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

  A non-U.S. holder that is eligible for a reduced rate of withholding tax pursuant to an applicable income tax treaty may be required to submit forms or other documentation to avail itself of that treaty and may be able to obtain a refund of any excess amounts withheld by L90, Inc. by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

  A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (which gain, in the case of a corporate non-U.S. holder, must also be taken into account for branch profits tax purposes) or, in the case of inapplicable income tax treaty, the gain is attributable to a "permanent establishment" of the non-U.S. holder or of a U.S. partnership, limited liability company or trust or estate in which the non-U.S. holder is a partner, member or beneficiary;

  . the non-U.S. holder is an individual who holds his or her common stock as a capital asset within the meaning of Section 1221 of the Code (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  . L90 is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. L90 believes that, as of the date of this prospectus, it is not and does not expect that it will become a "United States real property holding corporation" for U.S. federal income tax purposes; or

  . the non-U.S. holder is a U.S. expatriate subject to tax pursuant to the provisions of U.S. law.

  Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. However, even if we were to become a "United States real property holding corporation," any gain realized by a non-U.S. holder still would not be subject to United States federal income tax if our shares are "regularly traded" (within the meaning of the applicable regulations) on an established securities market (for example, New York Stock Exchange or NASDAQ Stock Market). We believe that our common stock will be "regularly traded on an established securities market." If, however, our common stock is not so traded, on a sale or disposition by a non-U.S. holder of the common stock the transferee of such stock will be required to withhold 10% of the proceeds unless we certify that either we are not, nor have we been, a United States real property holding company or another exemption from withholding applies. If a non-U.S. holder who is an individual is subject to tax under clauses (1) or
(4) above, such individual generally will be taxed on the net gain derived from a sale of common stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder is subject to tax under clause
(2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident alien of the United States). Thus, individual non-United States holders who have spent (or expect to spend) more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisers prior to the sale concerning the United States federal income tax consequences of such sale.

Backup Withholding and Information Reporting

  Generally, L90 would be required to report annually to the Internal Revenue Service the amount of dividends, if any, paid on the common stock, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report would be sent to the recipient. Pursuant to applicable income tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

  Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to non-U.S. holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under recently finalized Treasury Department regulations regarding withholding and information reporting, payment of dividends to non-U.S. holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. holder satisfies various certification requirements. These regulations generally presume that a non-U.S. holder is subject to backup withholding at the 31% rate and information reporting unless L90 receives certification of such holder's non-U.S. status. Backup withholding at the 31% rate also generally will not apply to dividends paid to non-U.S. holders that are subject to the 30% withholding on gross dividends, or a lower rate specified by an applicable income tax treaty, as discussed above.

  Under current Treasury Department regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  .  a U.S. person;

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;
     or

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless the broker has documentary evidence in its files of the holders' non-U.S. status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

  In the case of the payment of proceeds from the disposition of common stock effected by a foreign office of a broker that is a United States person or a "United States related person", existing regulations require information reporting on the payment unless (1) the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-United States status or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status, and the broker has no actual knowledge to the contrary, and other United States federal tax law conditions are met or (2) the beneficial owner otherwise establishes an exemption. For this purpose, a "United States related person" is either (1) a "controlled foreign corporation" for United States federal income tax purposes; or (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. After December 31, 1999, the Final Regulations will impose information reporting and backup withholding on payments of the gross proceeds from the sales or redemptions of common stock that are effected through foreign offices of brokers having any of a broader class of specified connections with the United States. Such information reporting and backup withholding may be avoided, however, if the applicable IRS certification requirements are complied with. Prospective investors should consult with their own tax advisers regarding the Final Regulations and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

  In general, the recently finalized Treasury Department regulations, described above, do not significantly alter substantive withholding and information reporting requirements but would alter procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U.S. holders should consult their tax advisors regarding the effect, if any, of those final Treasury Department regulations on an investment in the common stock. Those final Treasury Department regulations are generally effective for payments made after December 31, 2000.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

  An individual non-U.S. holder who owns common stock at the time of his or her death or had made certain lifetime transfers of an interest in common stock will be required to include the value of that common stock in his or her gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Therefore, the value of such stock may be subject to U.S. federal and state estate tax.

  The foregoing discussion is a summary of the principal U.S. federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income and estate tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated     ,
1999, the underwriters named below, through their representatives SG Cowen Securities Corporation, Banc of America Securities LLC and Wit Capital Corporation, have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   SG Cowen Securities Corporation....................................
   Banc of America Securities LLC.....................................
   Wit Capital Corporation............................................
                                                                          ---
     Total............................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets and may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock being offered by L90 if any of such shares are purchased (other than those covered by the over-allotment option described below).

  The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to some dealers at that price less a
concession not in excess of $    per share. Dealers may reallow a concession
not in excess of $    per share to some other dealers. After the shares of
common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

  We have granted to the underwriters an option, exercisable for up to 30 days
after the date of this prospectus, to purchase up to      additional shares of
common stock at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock offered hereby.

  A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the e-Dealers.

  We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

  L90, our directors and officers and existing stockholders who hold an
aggregate of      shares, together with the holders of options to purchase
shares of common stock and holders of warrants to purchase      shares of
common stock, have agreed that for a period of at least 180 days following the date of this prospectus, without the prior written consent of

SG Cowen Securities Corporation, they will not directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act). Except for holders of 3,218,234 shares of common stock, the resale of which is registered on the same registration statement of which this prospectus is a part, all holders of demand or incidental registration rights have waived these rights with respect to this offering.

  The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered hereby to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

  We estimate that our out of pocket expenses for this offering will be approximately $1,000,000.

  Wit Capital, a member of the National Association of Securities Dealers, Inc. will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, co-manager or selected dealer in over 125 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with L90 or any of its founders or significant stockholders.

                                 LEGAL MATTERS

  Certain matters relating to this offering are being passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California. Brobeck, Phleger & Harrison LLP, Los Angeles, California will act as counsel for the underwriters.

                                    EXPERTS

  Our financial statements, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to L90 and the common stock offered hereby, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, in each case, qualified in all respects by reference to such exhibit. Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the SEC. The registration statement, including exhibits thereto, as well as reports and other information which we filed with the SEC, may be inspected without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Chicago, IL 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC's Web Site at http://www.sec.gov.

  We will issue to our stockholders annual reports and, upon request, will make available unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and reports of our independent accountants with respect to the examination of these financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
L90, Inc.

 Report of Independent Public Accountants................................. F-2

 Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
  (unaudited)............................................................. F-3

 Statements of Operations for the period ended December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).................................................... F-4

 Statements of Stockholders' Equity for the period ended December 31,
  1997, for the year ended December 31, 1998 and for the six months ended
  June 30, 1999 (unaudited)............................................... F-5

 Statements of Cash Flows for the period ended December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).................................................... F-6

 Notes to Financial Statements............................................ F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of L90, Inc.:

We have audited the accompanying balance sheets of L90, Inc. (a Delaware Corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 5, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L90, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 5, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Los Angeles, California
September 15, 1999

                                   L90, INC.

                                 BALANCE SHEETS

                                                 December 31,
                                              --------------------   June 30,
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
                   ASSETS

Current Assets:
  Cash and cash equivalents.................. $235,189  $2,111,852  $  971,713
  Accounts receivable (net of allowances of
   $69,860 and $142,952 at December 31, 1997
   and 1998, respectively, and $218,992 at
   June 30, 1999)............................  684,037   1,310,457   1,930,657
  Prepaid expenses and other assets..........   25,325     196,562     541,247
                                              --------  ----------  ----------
  Total current assets.......................  944,551   3,618,871   3,443,617
  Property and equipment:
    Equipment................................   24,455     320,567     534,539
    Furniture and fixtures...................    7,417      15,720      40,074
    Leasehold improvements...................       --      18,347      23,801
                                              --------  ----------  ----------
                                                31,872     354,634     598,414
    Less--Accumulated depreciation and
     amortization............................   (6,455)    (37,340)   (108,714)
                                              --------  ----------  ----------
  Property and equipment, net................   25,417     317,294     489,700
                                              --------  ----------  ----------
  Total assets............................... $969,968  $3,936,165  $3,933,317
                                              ========  ==========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................... $344,000  $1,177,950  $1,892,903
  Accrued expenses...........................  100,240     300,670     438,052
  Current portion of long-term capital lease
   obligations...............................       --      68,025      78,035
  Deferred revenues..........................   30,418      53,417          --
  Accrued dividends..........................       --      23,233      62,904
  Note payable to investor...................       --          --   1,000,000
                                              --------  ----------  ----------
  Total current liabilities..................  474,658   1,623,295   3,471,894

Long-term capital lease obligations, net of
 current portion.............................       --     180,362     270,529
                                              --------  ----------  ----------
  Total liabilities..........................  474,658   1,803,657   3,742,423
Stockholders' Equity:
  Series A preferred stock, $.001 par value,
   2,000 shares authorized, issued and
   outstanding, including paid-in capital of
   $1,999,980................................       --   2,000,000   2,000,000
  Common stock, $0.001 par value, 80,000,000
   shares authorized, 10,000,000 shares
   issued and outstanding....................       --      10,000      10,000
  Additional paid-in capital.................       --      46,818      46,818
  Notes receivable for common stock..........       --     (43,750)    (43,750)
  Capital contributions, net of shareholders
   draws.....................................    8,068          --          --
  Retained earnings..........................  487,242     119,440  (1,822,174)
                                              --------  ----------  ----------
  Total stockholders' equity.................  495,310   2,132,508     190,894
                                              --------  ----------  ----------
  Total liabilities and stockholders'
   equity.................................... $969,968  $3,936,165  $3,933,317
                                              ========  ==========  ==========

      The accompanying notes are an integral part of these balance sheets.

                                   L90, INC.

                            STATEMENTS OF OPERATIONS

                             Period Ended  Year Ended       Six Months Ended
                             December 31, December 31,          June 30,
                             ------------ ------------  ------------------------
                                 1997         1998         1998         1999
                             ------------ ------------  ----------- ------------
                                                              (unaudited)
Revenue (derived from
 system revenue of
 $4,210,080 and $8,023,501
 at December 31, 1997 and
 1998, respectively, and
 $3,376,341 and $5,795,829
 at June 30, 1998 and 1999,
 respectively).............    1,159,764    2,189,433   $   920,600 $  1,949,003
Cost of revenue............           --           --            --      308,951
                              ----------  -----------   ----------- ------------
Gross profit...............    1,159,764    2,189,433       920,600    1,640,052
Operating expenses:
  Sales and marketing......      549,805    1,361,856       553,199    1,805,973
  Research and
   development.............           --      138,402        26,839      391,658
  General and
   administrative..........      302,776      995,435       302,954    1,339,555
                              ----------  -----------   ----------- ------------
Total operating expenses...      852,581    2,495,693       882,992    3,537,186
                              ----------  -----------   ----------- ------------
Operating income (loss)....      307,183     (306,260)       37,608   (1,897,134)
Interest income (expense),
 net.......................        2,601       17,491         3,550       (4,809)
                              ----------  -----------   ----------- ------------
Income (loss) before
 provision for income
 taxes.....................      309,784     (288,769)       41,158   (1,901,943)
Provision for income
 taxes.....................           --          800            --           --
                              ----------  -----------   ----------- ------------
Net income (loss)..........   $  309,784  $  (289,569)  $    41,158 $ (1,901,943)
                              ==========  ===========   =========== ============
Cumulative dividends on
 participating preferred
 stock.....................           --      (23,233)           --      (39,671)
                              ----------  -----------   ----------- ------------
Net income (loss)
 attributable to common
 stockholders..............   $  309,784  $  (312,802)  $    41,158 $ (1,941,614)
                              ==========  ===========   =========== ============
Net income (loss) per
 share:
Basic/Diluted..............   $       --  $     (0.03)  $      0.00 $      (0.19)
                              ==========  ===========   =========== ============
Weighted average number of
 common shares outstanding:
  Basic/Diluted............           --   10,000,000    10,000,000   10,000,000
                              ==========  ===========   =========== ============

        The accompanying notes are an integral part of these statements.

                                    L90, INC

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         Notes
                                                                       Receivable
                                                            Additional    for
                          Preferred   Capital      Common    Paid-in     Common     Retained
                            Stock     Account      Stock     Capital     Stock      Earnings      Total
                          ---------- ----------  ---------- ---------- ----------  -----------  ----------
BALANCE, at January 1,
 1997...................  $       -- $   13,068  $       -- $       -- $       --  $   177,458  $  190,526
Withdrawal of capital...          --     (5,000)         --         --         --           --      (5,000)
Net income..............          --         --          --         --         --      309,784     309,784
                          ---------- ----------  ---------- ---------- ----------  -----------  ----------
BALANCE at December 31,
 1997...................          --      8,068          --         --         --      487,242     495,310
Net loss................          --         --          --         --         --     (289,569)   (289,569)
Issuance of preferred
 stock..................   2,000,000         --          --         --         --           --   2,000,000
Issuance of common
 stock..................          --         --          --     43,750    (43,750)          --          --
Distributions to
 shareholders...........          --         --          --         --         --      (50,000)    (50,000)
Conversion to
 C-corporation..........          --     (8,068)     10,000      3,068         --       (5,000)         --
Accrual of cumulative
 dividends on
 participating preferred
 stock..................          --         --          --         --         --      (23,233)    (23,233)
                          ---------- ----------  ---------- ---------- ----------  -----------  ----------
BALANCE at December 31,
 1998...................   2,000,000         --      10,000     46,818    (43,750)     119,440   2,132,508
Net loss (unaudited)....          --         --          --         --         --   (1,901,943) (1,901,943)
Accrual of cumulative
 dividends on
 participating preferred
 stock..................          --         --          --         --         --      (39,671)    (39,671)
                          ---------- ----------  ---------- ---------- ----------  -----------  ----------
BALANCE at June 30, 1999
 (unaudited)............  $2,000,000 $       --  $   10,000 $   46,818 $  (43,750) $(1,822,174) $  190,894
                          ========== ==========  ========== ========== ==========  ===========  ==========



        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                            STATEMENTS OF CASH FLOWS

                              Period Ended  Year Ended     Six Months Ended
                              December 31, December 31,        June 30,
                              ------------ ------------ -----------------------
                                  1997         1998        1998        1999
                              ------------ ------------ ----------  -----------
                                                             (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)...........   $  309,784   $ (289,569) $   41,158  $(1,901,943)
Adjustments to reconcile net
 loss to cash used in
 operating activities--
  Depreciation and
   amortization.............        5,800       30,885       4,615       71,373
  Changes in assets and
   liabilities:
  Increase in accounts
   receivable...............     (489,637)    (626,420)    (60,007)    (620,200)
  Increase in prepaid
   expenses and other
   assets...................      (25,325)    (171,237)    (64,262)    (344,685)
  Increase in accounts
   payable..................      327,237      833,950     334,658      714,953
  Increase in accrued
   expenses.................      100,240      200,430      23,785       61,397
  Increase (decrease) in
   deferred revenues........       30,418       22,999     (29,133)      22,569
                               ----------   ----------  ----------  -----------
   Net cash provided by
    (used in) operating
    activities..............      258,517        1,038     250,814   (1,996,536)
                               ----------   ----------  ----------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and
  equipment.................      (18,876)    (322,762)    (13,862)    (243,780)
                               ----------   ----------  ----------  -----------
   Net cash used in
    investing activities....      (18,876)    (322,762)    (13,862)    (243,780)
                               ----------   ----------  ----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings
   (repayments) under
   capital lease
   obligations..............           --      248,387          --      100,177
 Loan proceeds..............           --           --     200,000    1,000,000
 Withdrawal of capital......       (5,000)          --          --           --
 Distribution to
  Shareholder...............           --      (50,000)         --           --
 Preferred stock............           --    2,000,000          --           --
                               ----------   ----------  ----------  -----------
   Net cash provided by
    (used in) financing
    activities..............       (5,000)   2,198,387     200,000    1,100,177
                               ----------   ----------  ----------  -----------
Net increase (decrease) in
 cash.......................      234,641    1,876,663     436,952   (1,140,139)
Cash and cash equivalents
 beginning of period........          548      235,189     235,189    2,111,852
                               ----------   ----------  ----------  -----------
Cash and cash equivalents
 end of period..............   $  235,189   $2,111,852  $  672,141  $   971,713
                               ==========   ==========  ==========  ===========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
 Cash paid during the period
  for:
 Interest...................   $       --   $   15,555  $       --  $        --
                               ==========   ==========  ==========  ===========
 Income taxes...............   $       --   $       --  $       --  $       800
                               ==========   ==========  ==========  ===========
SUMMARY OF NON-CASH
 FINANCING ACTIVITIES:
 Notes receivable for common
  stock.....................   $       --   $  (43,750) $       --  $   (43,750)
                               ==========   ==========  ==========  ===========
 Accrued dividends..........   $       --   $   23,233  $       --  $    39,671
                               ==========   ==========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                                   L90, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Description of the Business

    L90, Inc., (the "Company") is an internet-based provider of online advertising and direct marketing solutions for advertisers and Web publishers. The Company provides fully-outsourced ad sales, as well as ad serving and tracking technology. The Company develops targeted advertising campaigns that leverage the capabilities of the internet. The Company's adMonitor technology platform provides Web publishers, advertisers and ad agencies with the ability to target, deliver, measure and analyze their marketing campaigns.

    The Company commenced operations in January 1997 as a sole proprietorship. In May 1997, the Company became a California limited liability company and changed its name to John Bohan and Associates, LLC. At that time, the Company did business as AdNet Strategies. In January 1998, the Company incorporated in California, elected S-corporation status and changed its name to AdNet Strategies, Inc. In December 1998, the Company became a California C-corporation under the name Latitude 90, Inc. In September 1999, the Company reincorporated in Delaware as L90, Inc.

2. Summary of Significant Accounting Policies

a. Unaudited Interim Financial Information

    The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but in management's opinion includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair representation of the Company's financial position at June 30, 1999 and for the six months ended June 30, 1998 and 1999. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

b. Revenue Recognition

    Revenue from ad sales is earned under commission-based and service fee-based contracts. For commission-based contracts, the Company receives commissions from Web Publishers for the sale of their ad inventory. Revenue earned from commission-based contracts reflects only the amount of the commission earned without any associated cost of revenue. The Company recognizes commissions ratably over the term of the advertising campaigns, which usually range from one to twelve months. For service fee-based contracts, the Company is obligated to pay a service fee to the Web publishers for ads placed on their Web sites. Additionally, under service fee-based contracts, the Company must collect and bear the risk of loss from the advertiser for ads sold. Consequently, revenue earned from service fee-based contracts reflects the full value of the ads sold, or the Company's credit risk exposure on service fee-based sales.

    System revenue represents the full value of ads sold under either commission-based or service fee-based contracts. Although not a measure of revenue under Generally Accepted Accounting Principles, system revenue provides a consistent basis for reporting ads sold from period to period, regardless of contract type.

c. Current Vulnerability Due to Certain Concentrations

    The Company sells advertising space to its customers. For the period ended December 31, 1997, approximately 17 percent of system revenue was to one advertising customer. For the

                                   L90, INC.

  year ended December 31, 1998 and the six months ended June 30, 1999, there were no advertising customers that comprised greater than 10 percent of system revenue. No other advertising customer accounted for 10 percent or more of system revenue.

    The Company purchases advertising space from its Web site partners. For the period ended December 31, 1997, approximately 76 percent of system revenue was generated from advertising space from three Web site partners. For the year ended December 31, 1998, approximately 48 percent of system revenue was generated from advertising space from two Web site partners. For the six months ended June 30, 1999, approximately 17 percent (unaudited) of system revenue was generated from advertising space from one Web site partner. No other Web site partner accounted for 10 percent or more of the advertising space sold to generate system revenue. The loss of the largest advertising customer or any of the largest Web site partners could have an adverse effect on the Company's operations.

d. Cash and Cash Equivalents

    For purposes of the balance sheets and statements of cash flows, cash and cash equivalents includes all cash instruments due on demand or with an original maturity of 90 days or less.

e. Accounts Receivable

    The Company has receivables due from advertisers and from Web publishers resulting from the sales of ads. These receivables relate to both commission-based and service fee-based contracts. The Company's credit exposure on commission-based contracts is limited to the net amount of cash to be received by the Company from ad sales. The Company's credit exposure on service fee-based contracts is the full amount of the ad sales as the Company is obligated to pay the Web publishers for ads sold on their Web sites irrespective of receiving payment from the advertisers.

    The Company extends credit to its customers, who are located in the United States. The ability of these customers to meet their obligations to the Company is dependent on their economic health, as well as their industry and other factors. The Company maintains an allowance for doubtful accounts which represents management's estimate of expected losses on specific accounts and inherent losses on other as yet unidentified accounts included in accounts receivable. In estimating the potential losses on specific accounts, management performs ongoing credit evaluations of its customers based on management analysis and reviews of available public documents. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts reported in the financial statement.

f. Property and Equipment

    Property and equipment are recorded at cost and depreciated over the estimated useful life of the asset, using the straight-line method of depreciation. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Property, equipment and leasehold improvements have estimated useful lives ranging from three to five years.

                                   L90, INC.

g. Equipment Under Capital Leases

    Equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Amortization of leased property is computed using the straight-line method over the term of the lease.

h. Income Taxes

    The Company provides for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

i. Deferred Revenue

    Deferred revenue primarily represents advertising campaign revenue to be recognized over the period of the campaign subsequent to the respective year-end. This revenue will be recognized ratably over the term of the advertising campaign, which usually ranges from one to twelve months.

j. Stock-Based Compensation

    Generally Accepted Accounting Principles permit companies to use either of two alternative accounting methods to recognize employee stock-based compensation. Under the first accounting method, if options are granted at an exercise price equal to the market value of the stock at the time of the grant, no compensation expense is recognized. The Company follows this accounting method, which it believes better reflects the motivation for its issuance of stock options, namely, that they are incentives for future performance rather than compensation for past performance. Under the second accounting method, issuers record compensation expense over the period they are expected to be outstanding prior to exercise, expiration, or cancellation. The amount of compensation expense recognized over this term is the "fair value" of the options at the time of the grant as determined by an option pricing model. The option pricing model attributes fair value to the options based upon the length of their term, the volatility of the stock price in past periods, and other factors. Under this method, the issuer recognizes compensation expense regardless of whether the officer or director exercised the options. Pro forma disclosures of net income under this method are presented in Note 6.

k. Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   L90, INC.

l. New Accounting Pronouncements

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. Adoption is not expected to have a material effect on the Company's financial statements as the Company's policies are substantially in compliance with SOP 98-1.

3. Equity

    On April 29, 1999, the Board of Directors of the Company authorized a stock split converting each share of common stock into ten shares of common stock. This stock split increased the total number of common stock shares authorized from 1,800,000 to 18,000,000. The effect of this stock split is retroactively reflected in these financial statements and accompanying notes to the financial statements.

  a. Series A Preferred Stock Financing

    On September 16, 1998, in a private placement transaction, the Company issued 2,000 shares of Series A preferred stock to William Apfelbaum at $1,000 per share, convertible into common stock at the conversion price per share of $0.80. The number of shares of common stock into which the Series A preferred stock will convert is an aggregate of 2,500,000 shares. Mr. Apfelbaum, the Company's chairman, was issued a warrant to purchase up to 657,890 shares of the Company's common stock at a price per share of $1.14. The holder of the Series A preferred stock is entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. The holder of the outstanding shares of Series A preferred stock is entitled to receive, upon conversion of shares of Series A preferred stock into common stock, a dividend in cash accruing from September 16, 1998, at an annual rate of $40 per share of Series A preferred stock so converted. The holder of Series A preferred stock has the right to elect one member of the board of directors. To date, the holder of the Series A preferred stock has designated William Apfelbaum to the board of directors. All shares of Series A preferred stock will automatically convert into shares of common stock upon the closing of an initial public offering of the Company's common stock.

  b. Series B Preferred Stock Financing

    Commencing on August 6, 1999, in a private placement transaction, the Company issued a total of 4,107,044 shares of Series B preferred stock at $2.35 per share convertible into common stock at a one-to-one ratio. The principal purchasers of the Series B preferred stock included DigaComm
  (L90), L.L.C. and Keystone Venture V, L.P. DigaComm (L90), L.L.C. also purchased a warrant to acquire up to 530,946 shares of common stock of the Company at a price per share of $3.53. Unless previously exercised this warrant will be automatically exercised on a cashless basis into shares of common stock, with a fair value equivalent to the intrinsic value of

                                   L90, INC.

  the warrant, upon the closing of an initial public offering of the Company's common stock. The holders of the Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant. The holders of the outstanding shares of Series B preferred stock are entitled to receive, upon conversion of shares of Series B convertible preferred stock into common stock, a dividend in cash accruing from August 6, 1999, at an annual rate of $0.141 per share of Series B preferred stock so converted. The holders of Series B preferred stock collectively have the right to elect three members of the board of directors. All shares of Series B preferred stock will automatically convert into shares of common stock upon the closing of an initial public offering of the Company's common stock.

   c. Warrants

    On June 7, 1999, the Company issued to The Roman Arch Fund L.P. and The Roman Arch Fund II, L.P. four warrants to purchase up to an aggregate of 500,000 shares of common stock, later adjusted to an aggregate of 225,000 shares of common stock, at an initial purchase price of $1.60 per share, subject to adjustment. These warrants may be exercised on a cashless basis. These warrants expire on the earlier of (i) June 7, 2005 or (ii) the fifth anniversary of an initial public offering with gross proceeds of at least $20,000,000. One hundred twenty-five thousand of these warrants, to the extent not previously exercised, may be exchanged at the election of the holder within 180 days of the closing of an initial public offering of the Company's common stock with gross proceeds of at least $20,000,000.

    On August 13, 1999, the Company issued to William Apfelbaum a warrant to purchase up to 530,946 shares of common stock, at an exercise price of $3.53 per share. This warrant will automatically convert into the right to receive 530,946 shares of common stock immediately prior to the closing of an initial public offering of the Company's common stock.

4. Debt

    On June 7, 1999, the Company entered into two senior promissory note agreements in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of up to 500,000 shares of common stock. These notes bear interest at 9% through June 7, 2000, and 12% thereafter until paid in full. During August 1999, the Company paid in full its obligations under these two senior promissory note agreements and issued the warrants in aggregate of 225,000 shares of common stock.

5. Income Taxes

    During 1997, the Company was a sole proprietorship and limited liability corporation. In 1998, the Company was an S-corporation and the federal and state taxes were the responsibility of stockholders rather than the Company. Effective November 30, 1998, the Company became a C-corporation for income tax purposes. Pursuant to this election, such taxes will be the responsibility of the Company rather than stockholders.

    Deferred income taxes arise as a result of temporary differences in the methods used to determine income for financial reporting purposes versus income for tax reporting purposes. These differences result primarily from accruals, reserves and net operating losses carrying forward.

                                   L90, INC.

    The provision (benefit) for income taxes for December 31, 1998 and the six months ended June 30, 1999 (unaudited) consists of the following:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
     Current
      Federal..........................................   $    --      $    --
      State............................................       800          800
                                                          -------      -------
                                                              800          800
      Deferred.........................................   136,600      869,000
                                                          -------      -------
                                                          137,400      869,800
     Less: Valuation allowance.........................   136,600      869,000
                                                          -------      -------
                                                          $   800      $   800
                                                          =======      =======

    The components of the net deferred income tax asset at December 31, 1998 and June 30, 1999 are summarized as follows:

                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (unaudited)
     Deferred tax assets..............................  $ 136,600    $ 869,000
     Less: Valuation allowance........................   (136,600)    (869,000)
                                                        ---------    ---------
                                                        $      --    $      --
                                                        =========    =========

    At December 31, 1998 and June 30, 1999, the Company provided a valuation allowance for net deferred tax assets which management determined were "more likely than not" to be unrealizable. As a result, no deferred tax assets have been recorded by the Company.

6. Stock Options and Warrants

  a. Stock Options

    During 1998, the Company issued 973,000 nonqualified stock options at an exercise price equal to the then current fair market value of the stock, as determined by the Company's Board of Directors. These options vest between two to three years after the grant date and expire no later than ten years after the grant date.

    During February 1999, the Company granted 70,000 stock options to employees with a strike price of $1.00 vesting ratably through March 1, 2003. These options are dependent upon continued employment with the Company.

    During April 1999, the Company adopted an employee stock option plan authorized by the Board of Directors to grant up to an aggregate of 2,500,000 options to purchase common stock shares. These shares may be comprised of authorized but unissued shares or shares previously issued but reacquired by the Company. The price of these options will be not less than the fair market value of the shares, or greater than 110 percent of the fair market value of the shares, at the date of grant. This plan will terminate ten years from the adoption date and may be amended by the Board of Directors with stockholder approval.

                                   L90, INC.

    No options were issued by the Company prior to 1998. Employee transactions during the year ended December 31, 1998 and for the six months ended June 30, 1999 is summarized as follows:

                                       1998                     1999
                              ------------------------ ------------------------
                                                             (unaudited)
                                           Weighted                 Weighted
                                           average                  Average
   Employee stock options      Shares   exercise price  Shares   exercise price
   ----------------------     --------  -------------- --------  --------------
   Outstanding at beginning
    of year.................        --       $ --       873,000      $0.57
   Granted..................   973,000       0.59        70,000       1.00
   Exercised................        --         --            --         --
   Forfeited................  (100,000)      0.80       (48,000)      1.05
                              --------                 --------
   Outstanding at end of
    year....................   873,000       0.57       895,000       0.58
                              ========                 ========
   Options exercisable at
    end of year.............        --
   Weighted-average fair
    value of options granted
    during the year.........  $   0.40                 $   0.20

    The following table summarizes information about employee stock options outstanding at June 30, 1999 (unaudited):

                                               Weighted average    Weighted
                                     Number       remaining        average
   Range of exercise prices        outstanding contractual life exercise price
   ------------------------        ----------- ---------------- --------------
   $0.25..........................   400,000      8.51 years        $0.25
   $0.80-1.00.....................   495,000      9.07 years        $0.84
                                     -------      ----------        -----
                                     895,000
                                     =======

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plan. No compensation cost has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted with an exercise price equal to the then current fair market value of the Company's stock as determined by the Company's Board of Directors. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net loss for the year ended December 31, 1998 would have been increased to the pro forma amounts indicated below:

                                                                     Six months
                                                         Year ended     ended
                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
      Net loss as reported............................    $289,569   $1,901,943
      Pro forma adjustment............................     137,769      275,041
                                                          --------   ----------
      Pro forma loss..................................    $427,338   $2,176,984
                                                          ========   ==========

                                   L90, INC.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the year ended December 31, 1998: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 5.9 percent; and an expected life of five years.

  b. Common Stock Warrants

    On September 16, 1998, the Company entered into a Series A preferred stock agreement which included a warrant to purchase 657,890 shares of common stock at a strike price of $1.14 per share. In August 1999, the Company issued another warrant to this holder of Series A preferred stock to purchase 530,946 shares of common stock at a strike price of $3.53 per share.

    On June 7, 1999, the Company issued warrants, in association with the senior promissory notes, to purchase an aggregate of up to 500,000 shares of common stock, later adjusted to an aggregate of 225,000 shares of common stock. These warrants may be exercised on a cashless basis. These warrants are exercisable at a price equal to $1.60 per share at any time or from time to time commencing on the earliest of (i) December 7, 1999, (ii) the closing of a qualified initial public offering as defined, (iii) the closing of a qualified private placement as defined and prior to 5:00 p.m., Los Angeles, California time, on the earlier of (i) June 7, 2005 or (ii) the fifth anniversary of the commencement of trading of the Company's common stock in connection with an initial public offering with gross proceeds of at least $20,000,000.

    In August, 1999, in association with the Series B Convertible Preferred Stock issuance, the Company issued a warrant to purchase 530,946 shares of the Company's common stock at a price of $3.53 per share expiring August 2004. To the extent not previously exercised, this warrant will be automatically exercised on a cashless basis into shares of common stock immediately upon the closing of an initial public offering of the Company's common stock. The holder of the warrant is entitled to registration rights regarding the shares of common stock issued or issuable upon conversion and upon exercise of the warrant.

7. Commitments and Contingencies

a. Litigation

    The Company may become subject to legal proceeding from time to time in the normal course of business. The Company is not currently involved in any litigation that management believes will have a material adverse effect on the Company's financial position or results of operations.

b. Lease Commitments

    The Company is committed under noncancellable operating and capital lease obligations for certain facilities and equipment. The equipment related to capital leases has an original cost of approximately $0 and $274,000 at December 31, 1997 and 1998, respectively, and $421,000 (unaudited) at June 30, 1999, with accumulated depreciation of approximately $0, $11,000, and

                                   L90, INC.

  $45,000 (unaudited), respectively. Rent expense under operating leases was approximately $24,000 and $163,000 for December 31, 1997 and 1998, respectively, and $224,000 (unaudited) for June 30, 1999.

    Minimum annual payments under noncancellable operating and capital leases are as follows as of December 31, 1998:

                                                            Capital  Operating
                                                             Leases    Leases
                                                            -------- ----------
     1999.................................................. $163,355 $  371,614
     2000..................................................  172,219    535,537
     2001..................................................  156,931    206,379
     2002..................................................   43,546    161,378
     Thereafter............................................       --  1,123,083
                                                            -------- ----------
                                                             536,051 $2,397,991
                                                                     ==========
     Less--Amounts representing interest...................  140,490
                                                            --------
                                                             395,561
     Less--Current portion.................................   68,025
                                                            --------
                                                            $327,536
                                                            ========

8. Related Party Transactions

    During 1998, the Company received $43,750 in notes receivable for common stock from employees for the issuance of 175,000 shares of common stock with a par value of $0.001 per share. These notes bear interest at a rate equal to 5.28 percent per annum and mature at the earliest of cessation of maker's employment by the Company for any reason or May 18, 2004. In addition, during 1998, the Company issued an aggregate of 9,825,000 shares of common stock with a par value of $.001 per share to certain other employees and a former employee in exchange for their contribution of the operating business of John Bohan & Associates, LLC, which was valued at $2,456,250.

    During 1998, the Company entered into an agreement with a stockholder to purchase 2,000 shares of preferred stock for $2,000,000 and a warrant to purchase 657,890 shares of common stock at a strike price of $1.14 per share.

9. Unaudited Subsequent Events

    Series C Preferred Stock Financing

    On September 22, 1999, in a private placement transaction, the Company issued 1,307,190 shares of Series C preferred stock to Development Ventures
  (Two) Inc. and Rare Medium Group, Inc. at $3.06 per share, convertible into common stock at a one-to-one ratio. The holders of the outstanding shares of Series C preferred stock are entitled to receive, upon conversion of the Series C preferred stock into common stock, a dividend in cash accruing from September 22, 1999, at an annual rate of $0.18 per share of Series C preferred stock so converted. Development Ventures (Two) Inc. also purchased a warrant to acquire up to 1,011,044 shares of common

                                   L90, INC.

  stock of the Company at a price per share of $3.06. Rare Medium Group, Inc. also purchased a warrant to acquire up to 900,000 shares of common stock of the Company at a price per share of $3.06. Unless previously exercised, both warrants will automatically be exercised on a cashless basis into shares of common stock upon the closing of an initial public offering. The holders of Series C preferred stock are entitled to have their shares of common stock issuable upon conversion of the Series C preferred stock, as well as the common stock issuable upon exercise of their warrants, registered on the same registration statement. The holders of Series C preferred stock have the right to elect one member of the board of directors, which member shall be designated by Rare Medium for so long as it and its affiliates hold at least 50 percent of the outstanding shares of Series C preferred stock. Rare Medium has designated Glenn S. Meyers to the board of directors. All shares of Series C preferred stock will automatically convert into shares of common stock upon the closing of an initial public offering of the Company's common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Shares



                                 [LOGO OF L90]


                                 Common Stock





                           ------------------------

                                  PROSPECTUS

                           ------------------------



                                   SG COWEN

                        BANC OF AMERICA SECURITIES LLC

                            WIT CAPITAL CORPORATION


                                    , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                [ALTERNATE PAGE]

                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999

PROSPECTUS

                                3,218,234 Shares

                                  Common Stock

  This prospectus relates to the offering of up to an aggregate of 3,218,234 shares (the "Shares") of L90, Inc. common stock which may be offered from time to time by the persons named in this prospectus under the caption "Selling Stockholders."

  The Shares being offered hereby are resales of shares (i) acquired by the Selling Stockholders upon their conversion of our Series C preferred stock upon the closing of our initial public offering, and (ii) which may be acquired by the Selling Stockholders upon the exercise of certain warrants. The Selling Stockholders purchased their Series C preferred stock from us in September 1999 at a price of $3.06 per share. The warrants were purchased for $.001 per warrant and are exercisable for a purchase price of $3.06 per share. The Shares may be offered for sale from time to time by each Selling Stockholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any Shares will or will not be offered for sale. The Company will not receive any proceeds from the sale of the Shares. It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Stockholders and each Selling Stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Stockholders. We are paying all costs, expenses and fees incurred in connection with the registration of the Shares, estimated to be approximately
$       . However, all selling and other expenses incurred by the Selling
Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution."

  The Selling Stockholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions.

  We have applied to have our common stock listed for trading and quotation on the Nasdaq National Market under the symbol "LNTY."

  Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 7.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------


     , 1999

                                [Alternate Page]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Forward-Looking Statements..........   16
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Selected Financial Data.............   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   20
Business............................   27
Management..........................   42

                                                                            Page
                                                                            ----
Related Party Transactions................................................. 47
Principal Stockholders..................................................... 49
Selling Stockholders....................................................... 49A
Description of Capital Stock............................................... 51
Shares Eligible for Future Sale............................................ 55
Certain U.S. Tax Consequences to Non-U.S. Holders.......................... 57
Plan of Distribution....................................................... 61
Legal Matters.............................................................. 63
Experts.................................................................... 63
Where You Can Find More Information........................................ 63
Index to Financial Statements.............................................. F-1

                              ------------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The Selling Stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                [ALTERNATE PAGE]
                                  The Offering

  The Shares being offered hereby include shares which (i) were issued to the Selling Stockholders upon their conversion of our Series C preferred stock upon the closing of our initial public offering, and (ii) may be issued from time to time to the Selling Stockholders upon their exercise of warrants. The Selling Stockholders have agreed not to sell any of these shares until 180 days after commencement of this offering, at which time they may sell one-half of their shares. These holders have also agreed that they will not sell the other one-half of their shares until 270 days after commencement of this offering. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Proposed Nasdaq National Market Symbol..... "LNTY"

                                  ------------

                             Summary Financial Data
                     (in thousands, except per share data)

  The following summary financial data is derived and qualified in its entirety by our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       Period from
                                        Inception
                                       (January 5,                 Six Months
                                      1997) through  Year Ended  Ended June 30,
                                      December 31,  December 31, --------------
                                          1997          1998      1998   1999
                                      ------------- ------------ ------ -------
                                                                  (unaudited)
Statement of Operations Data:
System revenue......................     $4,210        $8,024    $3,376 $ 5,796
                                         ======        ======    ====== =======




Revenue.............................     $1,160        $2,189    $  921 $ 1,949
                                         ------        ------    ------ -------
Gross profit........................      1,160         2,189       921   1,640
                                         ------        ------    ------ -------
Operating income (loss).............        307          (306)       38  (1,897)
                                         ------        ------    ------ -------
Net income (loss) attributable to
 common stockholders................     $  310        $ (313)   $   41 $(1,942)
                                         ======        ======    ====== =======
Pro forma basic and diluted net loss
 per share(1).......................     $             $         $      $
                                         ======        ======    ====== =======
Weighted average shares outstanding
 used in pro forma basic and diluted
 per share calculation(1)...........
                                                       ======           =======

--------
(1) The foregoing table assumes no exercise of any stock options or warrants outstanding as of June 30, 1999 (except the pro forma data, which assume
    the cashless exercise of warrants to acquire      shares of common stock).
    As of June 30, 1999, there were options and warrants outstanding to purchase a total of 2,052,890 shares of common stock with a weighted average exercise price of $1.01 per share.

                                [Alternate Page]

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "potential," "continue," "expects," "anticipates," "estimates," "intends," "plans," "believes" and any similar expressions are intended to identify forward- looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of other factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. You should not rely on forward-looking statements because they are inherently uncertain.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of shares of common stock by The Selling Stockholders.

                                DIVIDEND POLICY

  Other than a total of $50,000 that we distributed to our common stockholders during the year ended December 31, 1998, we have not declared or paid cash dividends on our common stock since our incorporation. Holders of our Series A preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $40.00 per share. Holders of our Series B preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $0.141 per share. Holders of Series C preferred stock are entitled to receive cumulative dividends that accrue at an annual rate of $0.18 per share. These dividends are expected to be paid in cash at the closing of this offering upon conversion of the Series A, Series B, and Series C preferred stock into common stock. The aggregate amount of these dividend payments is expected to be
$        . We otherwise currently intend to retain any future earnings for use in our business and do not anticipate paying any additional cash dividends in the foreseeable future.

                                [Alternate Page]

                              SELLING STOCKHOLDERS

  The Shares being offered hereby include shares which (i) were issued to the Selling Stockholders upon their conversion of our Series C preferred stock upon the closing of our initial public offering, and (ii) may be issued to the Selling Stockholders from time to time for their exercise of warrants. The Selling Stockholders purchased their Series C preferred stock from us in September 1999 at a price of $3.06 per share, and purchased the warrants for $.001 per warrant. The warrants are exercisable at a price of $3.06 per share, but may be exercised on a cashless basis. The Selling Stockholders have agreed not to sell any of these shares until 180 days after commencement of this offering, at which time they may sell one-half of their shares. These holders have also agreed that they will not sell the other one-half of their shares until 270 days after commencement of this offering.

  The following table sets forth as of September   , 1999, and upon completion
of the offering described in this prospectus, information with regard to the beneficial ownership of our common stock by the Selling Stockholders. The Selling Stockholders may not have a present intention of selling the Shares and may offer less than the amount of shares indicated.

                                      Shares Beneficially Owned
                          ----------------------------------------------------
                                                                  Shares
                          Shares Beneficially       Shares     Beneficially
                              Owned Before          to be       Owned After
                              Offering(1)         Offered(2)    Offering(3)
                          ----------------------- ---------- -----------------
Name                       Number      Percentage   Number   Number Percentage
----                      ---------    ---------- ---------- ------ ----------
Development Ventures
 (Two) Inc. ............. 1,664,639(4)       %    1,664,639     0        0%
Rare Medium Group,
 Inc. ................... 1,553,595(5)            1,553,595     0        0

--------
(1) The persons named in the above table have sole voting and investment power with respect to all shares beneficially owned by them. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to us by the Selling Stockholders.

(2) The Selling Stockholders may offer less than the amount of Shares indicated. No representation is made that any Shares will or will not be offered for sale.

(3) This assumes that all Shares owned by the Selling Stockholders which are offered hereby are sold. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of Shares.

(4) Includes (i) 653,595 shares issuable upon conversion of a like number of Series C preferred stock, and (ii) 1,011,044 shares issuable upon exercise of a warrant at an exercise price of $3.06 per share.

(5) Includes (i) 653,595 shares issuable upon conversion of a like number of Series C preferred stock, and (ii) 900,000 shares issuable upon exercise of a warrant at an exercise price of $3.06 per share. Mr. Glenn Meyers, a director of L90, serves as President and Chief Executive Officer of this Selling Stockholder.

                                [ALTERNATE PAGE]
                              PLAN OF DISTRIBUTION

  The Shares offered hereby may be sold from time to time by the Selling Stockholders. These sales may be made on one or more exchanges or in the over-the-counter market (including NASDAQ National Market System) or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by each of the Selling Stockholders acting as principal for its own account or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

  It is not possible at the present time to determine the price to the public in any sale of the common stock by the Selling Stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the common stock will be the purchase price of the Common Stock sold less all applicable commissions and underwriters' discounts, if any. We will pay substantially all the expenses incident to the registration, offering and sale of the common stock to the public by Selling Stockholders (currently estimated
to be $        ), other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes.

                                [Alternate Page]

                                 LEGAL MATTERS

  Certain matters relating to this offering are being passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                    EXPERTS

  Our financial statements, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to L90 and the common stock offered hereby, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, in each case, qualified in all respects by reference to such exhibit. Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the SEC. The registration statement, including exhibits thereto, as well as reports and other information which we filed with the SEC, may be inspected without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Chicago, IL 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC's Web Site at http://www.sec.gov.

  We will issue to our stockholders annual reports and, upon request, will make available unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and reports of our independent accountants with respect to the examination of these financial statements.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant.

           Registration fee............................................  $21,866
           NASD filing fee.............................................    8,385
           Nasdaq National Market listing fee..........................
      *    Blue Sky fees and expenses..................................
      *    Accounting fees and expenses................................
      *    Legal fees and expenses.....................................
      *    Transfer agent and registrar fees...........................
      *    Printing and engraving expenses.............................
      *    Miscellaneous expenses......................................
           Total.......................................................  $
                                                                         =======

--------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers

  The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has obtained liability insurance for its officers and directors, and has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Registrant has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate or any indemnification agreement. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

  The Registrant has sold and issued the following securities since January 1997 (inception):

  Beginning in January 1998, we sold an aggregate of 10,000,000 shares of common stock to founders and key executive officers at a value of $0.25 per share. These purchasers were John C. Bohan (9,025,000 shares), Mark Roah (300,000 shares), C.J. Cardinali (300,000 shares), Todd Taplin (200,000 shares), Frank Addante (100,000 shares) and Neal Weinberg (75,000 shares). The consideration tendered by Messrs. Bohan, Roah, Cardinali and Taplin was the contribution of the operating business of John Bohan & Associates, LLC. Messrs. Addante and Weinberg tendered promissory notes in consideration for their shares. Such shares were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

  In November 1998, the Registrant sold 2,000 shares of its Series A Convertible Preferred Stock, par value $0.01 per share, and a warrant to William Apfelbaum in exchange for $2,000,000 in cash. Such shares of Series A Convertible Preferred Stock will convert into an aggregate of 2,500,000 shares of Common Stock on the closing of the Registrant's initial public offering. The warrant issued to William Apfelbaum was for the purchase of up to 657,890 shares of Common Stock at an exercise price of $1.14 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act.

  In August and September 1999, the Registrant sold 4,107,044 shares of its Series B Convertible Preferred Stock, par value $.001 per share to (i) DigaComm
(L90), L.L.C. in exchange for $2,000,000 in cash, (ii) Keystone Venture V, L.P. in exchange for $4,000,000 in cash, (iii) The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. in exchange for $500,000 in cash, (iv) Remtula and Shinin Suleman, co-trustees for Trust dated 9/10/93 for the benefit of Trevor
F. Suleman and Miles L. Suleman in exchange for $500,000 in cash, (v) Lawrence Haut in exchange for $117,500 in cash, (vi) Donald and Cathy Allman in exchange for $100,000 in cash, (vii) Seymour Zises in exchange for $25,000 in cash,
(viii) Matthew Ludmer in exchange for $30,000 in cash, (ix) Jodi Yegelwel in exchange for $50,000 in cash, (x) Lewis Katz in exchange for $200,000 in cash, (xi) Herb Corbin in exchange for $50,000 in cash, (xii) Paul Konigsberg in exchange for $40,000 in cash, (xiii) Dime Capital Partners, Inc. in exchange for $1,000,000 in cash, (xiv) James Stern in exchange for $500,000 in cash,
(xv) Cambridge Lat 90 Associates, LLC in exchange for $500,000 in cash and
(xvi) Harley Greenfield in exchange for $50,000 in cash. Such shares of Series B Convertible Preferred Stock will automatically convert into shares of Common Stock on a one-for-one basis on the closing of the Registrant's initial public offering. In addition, the Registrant sold to (i) DigaComm (L90), L.L.C. a warrant for the purchase of up to 530,946 shares of Common Stock at an exercise price of $3.53 per share and (ii) William Apfelbaum a warrant for the purchase of up to 530,946 shares of Common Stock at an exercise price of $3.53 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
  In September 1999, the Registrant sold 1,307,190 shares of its Series C Convertible Preferred Stock, par value $0.001 per share, to (i) Development Ventures (Two) Inc. in exchange for $2,000,000 in cash and (ii) Rare Medium Group, Inc. in exchange for $2,000,000 in cash. Such shares of Series C Convertible Preferred Stock will automatically convert into shares of Common Stock on a one-for-one basis on the closing of the Registrant's initial public offering. In addition, the Registrant sold to (i) Development Ventures (Two) Inc. a warrant for the purchase of up to 1,011,044 shares of Common Stock at an exercise price of $3.06 per share and (ii) Rare Medium Group, Inc. a warrant for the purchase of up to 900,000 shares of Common Stock at an exercise price of $3.06 per share. These securities were sold in reliance upon the exemption provided for by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

 Number                               Description
 ------                               -----------
   1.1* Form of Underwriting Agreement.
   2.1  Agreement of Merger dated September 15, 1999.
   3.1  Amended and Restated Certificate of Incorporation.
   3.2  Amended and Restated Bylaws.
   4.1  See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated
        Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
   4.2  Stock Purchase and Stockholders Agreement dated September 14, 1998.
   4.3  Registration Agreement dated August 6, 1999.
   4.4  Series C Registration Agreement dated September 22, 1999.
   5.1* Opinion of Paul, Hastings, Janofsky & Walker LLP.
  10.1  1999 Stock Incentive Plan.
  10.2  Stock Purchase and Stockholders Agreement dated September 14, 1998. See
        Exhibit 4.2
  10.3  Sublease dated May 21, 1999 between Widom, Wein, Cohen, O'Leary,
        Terasawa and Latitude 90.
  10.4  Representation Agreement dated April 24, 1997 between AdNet Strategies,
        Inc. and Four11 Corporation.
  10.5  Representation Agreement dated September 12, 1997 between John Bohan &
        Associates, L.L.C. and N2K, Inc.
  10.6  National Sales Representation Agreement dated March 10, 1998 between
        Zip2 Corp. and AdNet Strategies, Inc.
  10.7  Representation Agreement dated December 31, 1998 between Latitude 90,
        Inc. and Go2Net, Inc.
  10.8  Advertising Sales Agency Agreement dated January 1, 1999 between
        Latitude 90, Inc. and Bell Atlantic Electronic Commerce Services, Inc.

 Number                               Description
 ------                               -----------
  10.9  Equipment Lease dated December 2, 1998 between AdNet Strategies, Inc.
        and Premier Capital Corporation.
  10.10 Shareholders Agreement dated August 6, 1999 (as amended).
  10.11 Amended and Restated Shareholders Agreement dated September 22, 1999.
  10.12 Series B Preferred Stock Purchase Agreement dated August 6, 1999 between the Registrant and the holders of Series B preferred stock (as amended).
  10.13 Series C Preferred Stock Purchase Agreement dated September 22, 1999 between the Registrant and the holders of Series C preferred stock.
  10.14 Warrant dated September 16, 1998 issued to William Apfelbaum.
  10.15 Stock Purchase Warrant dated August 16, 1999 issued to DigaComm, L.L.C.
  10.16 Stock Purchase Warrant dated August 16, 1999 issued to William
        Apfelbaum.
  10.17 Stock Purchase Warrant dated September 22, 1999 issued to Development
        Ventures (Two) Inc.
  10.18 Stock Purchase Warrant dated September 22, 1999 issued to Rare Medium
        Group, Inc.
  10.19 Promissory Note in the original principal amount of $600,000, made June
        7, 1999 by the Registrant in favor of The Roman Arch Fund L.P.
  10.20 Promissory Note in the original principal amount of $400,000, made June
        7, 1999 by the Registrant in favor of The Roman Arch Fund II L.P.
  10.21 Warrant No. PP-99-1 dated June 7, 1999 issued to The Roman Arch Fund
        L.P.
  10.22 Warrant No. PP-99-2 dated June 7, 1999 issued to The Roman Arch Fund II
        L.P.
  10.23 Warrant No. IPO-99-1 dated June 7, 1999 issued to The Roman Arch Fund
        L.P.
  10.24 Warrant No. IPO-99-2 dated June 7, 1999 issued to The Roman Arch Fund
        II L.P.
  10.25 Assignment and Assumption Agreement dated September 17, 1999.
  10.26 Assignment and Assumption Agreement dated September 17, 1999.
  10.27 Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers.
  10.28 Form of Employment Agreement entered into between the Registrant and certain of its executive officers.
  23.1  Consent of Arthur Andersen LLP.
  23.2* Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
        5.1).
  24.1  Powers of Attorney (See Signature Page on Page II-6).
  27.1  Financial Data Schedule.
  27.2  Financial Data Schedule.

--------
*  To be supplied by amendment.

(b)Financial Statement Schedules.

  Schedule II Valuation and Qualifying Accounts.

Item 17. Undertakings

  (a) The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)  The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

         (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 22, 1999.

                                          L90, INC.

                                                     /s/ John C. Bohan
                                          By __________________________________
                                             John C. Bohan
                                             President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Bohan and Thomas A. Sebastian, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

 Name                          Title                         Date
 ----                          -----                         ----

 /s/ John C. Bohan             President, Chief Executive    September 22, 1999
 ----------------------------  Officer and Director
 John C. Bohan                 (Principal Executive
                               Officer)

 /s/ Thomas A. Sebastian       Chief Financial Officer and   September 22, 1999
 ----------------------------  Senior Vice President
 Thomas A. Sebastian           (Principal Financial and
                               Accounting Officer)

 /s/ William M. Apfelbaum                                    September 22, 1999
 ----------------------------  Chairman of the Board
 William M. Apfelbaum          and Director

 /s/ Mark D. Roah              Senior Vice President of      September 22, 1999
 ----------------------------  Business Development and
 Mark D. Roah                  Director


 /s/ Christopher J. Cardinali  Vice President of             September 22, 1999
 ----------------------------  Northwestern Sales
 Christopher J. Cardinali      and Director

 /s/ Peter G. Diamandis                                      September 22, 1999
 ----------------------------  Director
 Peter G. Diamandis

 /s/ Peter E. Ligeti                                         September 22, 1999
 ----------------------------  Director
 Peter E. Ligeti

 /s/ Peter Sealey                                            September 22, 1999
 ----------------------------  Director
 Peter Sealey

                                                             September   , 1999
 ----------------------------  Director
 Glenn S. Meyers

 /s/ G. Bruce Redditt                                        September 22, 1999
 ----------------------------  Director
 G. Bruce Redditt